Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	July 16, 2013
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Second Quarter 2013 Net Income of $34.3 Million, an Increase of 34%
ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $34.3 million or $0.69 per diluted common share for the second quarter of 2013 compared to net income of $32.1 million or $0.65 per diluted common share for the first quarter of 2013 and $25.6 million or $0.52 per diluted common share for the second quarter of 2012.
Highlights compared with the First Quarter of 2013*:

•	Net income increased by $2.2 million

•	Net interest margin increased by nine basis points to 3.50% from 3.41%

•	Total loans, excluding covered loans and loans held-for-sale, increased $617 million

•	Non-performing loans as a percent of total loans, excluding covered loans and loans held-for-sale, decreased to 0.97%, the lowest level since the third quarter of 2007

•	Pre-tax adjusted earnings continues to grow, increasing $2.7 million

•	Mortgage banking revenue increased by $1.6 million as a result of an 8% increase in originations

•	$3.7 million increase in trading gains primarily related to the mark-to-market valuation of interest rate caps

•	OREO expense increased $3.9 million due to lower valuation adjustments on and higher gains on sales of OREO properties in the previous quarter

•	Effective expense management evidenced by an $888,000 decline in non-interest expense, excluding OREO expense, variable compensation and expenses associated with the First Lansing acquisition.

•	Completed the acquisition of First Lansing Bancorp, Inc., the parent company of First National Bank of Illinois.

* See "Supplemental Financial Measures/Ratios" on page 13/14 for more information on non-GAAP measures.

The Company's total assets of $17.6 billion at June 30, 2013 increased $1.0 billion from June 30, 2012. Total deposits as of June 30, 2013 were $14.4 billion, an increase of $1.3 billion from June 30, 2012. Non-interest bearing deposits increased by $403 million, or 20%, since June 30, 2012, primarily due to demand deposits from new relationships generated by the Company's commercial lending initiative. NOW, wealth management, money market and savings deposits increased $1.5 billion, or 26%, during the same time period. Total loans, excluding covered loans and loans held for sale, were $12.5 billion as of June 30, 2013, an increase of $1.3 billion, or 12%, over June 30, 2012.
Edward J. Wehmer, President and Chief Executive Officer, commented, “Wintrust reported record levels of net income for a quarterly and six month period. The second quarter of 2013 was highlighted by solid loan growth, increased net interest margin, improved utilization of liquidity and another strong quarter of mortgage banking and wealth management results."
Mr. Wehmer stated, “We continue to be asset driven utilizing a portion of our liquidity to fund continued strong loan growth particularly in our commercial and commercial real-estate portfolios. Our loan pipelines continue to exhibit strength. The increase in net interest margin in the second quarter compared to the first quarter of this year is a direct result of our effective use of our liquidity position during the current quarter. Over the past five quarters, the Company has strategically purchased interest rate caps to position itself for the potential rise in interest rates. In the second quarter, long term interest rates rose resulting in increased valuations of the interest rate caps which were recorded as trading gains.”

Mr. Wehmer further commented, “Pre-tax adjusted earnings improved by $2.7 million over the previous quarter. The improvement in pre-tax adjusted earnings reflects continued growth of net interest income, wealth management revenue and another strong quarter of mortgage banking revenue, partially offset by increased variable compensation expenses. In the current interest rate environment, the Company's mortgage operation has taken advantage of an improving new home purchase market and an active mortgage refinance market. Although our pipeline for mortgage refinance business has softened recently with higher interest rates, the mortgage pipeline for home purchase business remains very strong and we expect mortgage revenue to remain relatively strong in the third quarter."
                Commenting on credit quality, Mr. Wehmer noted, “The bumpiness exhibited in credit quality metrics in the first quarter of 2013 was just that, as the Company's credit quality metrics improved in the second quarter of 2013. The ratio of non-performing loans to total loans, excluding covered loans and loans held for sale, at the end of the second quarter improved to 0.97% down from 1.08% at the end of the first quarter. Our credit workout teams continue to make good progress on addressing non-performing assets."
Turning to the future, Mr. Wehmer stated, “We are excited about the addition of First National Bank of Illinois to the Wintrust family. Strategic acquisitions of this nature and organic branch growth will continue to be an important piece of our long-term strategy. During the second half of 2013, we expect our organic branch growth to include approximately five new locations. Our pipelines for both internal growth and external growth remain consistently strong. Growing franchise value, increasing profitability, leveraging our expense infrastructure and increasing shareholder value continue to be our main objectives."

The graphs below illustrate certain highlights of the second quarter of 2013 including, increased net income, continued loan growth, changes in the deposit mix and improvement in the ratio of non-performing loans to total loans, excluding covered loans and loans held-for-sale.

Wintrust’s key operating measures and growth rates for the second quarter of 2013, as compared to the sequential and linked quarters are shown in the table below:

				% or(5) basis point (bp) change from 1st Quarter 2013		% or basis point (bp) change from 2nd Quarter 2012
	Three Months Ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012
Net income	$34,307	$32,052	$25,595	7%		34%
Net income per common share – diluted	$0.69	$0.65	$0.52	6%		33%
Pre-tax adjusted earnings (2)	$70,920	$68,263	$68,928	4%		3%
Net revenue (1)	$199,819	$188,092	$179,205	6%		12%
Net interest income	$135,824	$130,713	$128,270	4%		6%
Net interest margin (2)	3.50%	3.41%	3.51%	9	bp	(1)	bp
Net overhead ratio (2) (3)	1.49%	1.47%	1.63%	2	bp	(14)	bp
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.51%	1.47%	1.46%	4	bp	5	bp

Efficiency ratio (2) (4)	63.97%	63.78%	65.63%	19	bp	(166)	bp
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	63.78%	63.46%	61.35%	32	bp	243	bp

Return on average assets	0.80%	0.75%	0.63%	5	bp	17	bp
Return on average common equity	7.55%	7.27%	6.08%	28	bp	147	bp
Return on average tangible common equity	9.70%	9.35%	7.80%	35	bp	190	bp
At end of period
Total assets	$17,613,546	$17,074,247	$16,576,282	13%		6%
Total loans, excluding loans held-for-sale, excluding covered loans	$12,516,892	$11,900,312	$11,202,842	21%		12%
Total loans, including loans held-for-sale, excluding covered loans	$13,054,883	$12,281,234	$11,728,946	25%		11%
Total deposits	$14,365,854	$13,962,757	$13,057,581	12%		10%
Total shareholders’ equity	$1,836,660	$1,825,688	$1,722,074	2%		7%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Period-end balance sheet percentage changes are annualized.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Information.”

Financial Performance Overview – Second Quarter 2013

For the second quarter of 2013, net interest income totaled $135.8 million, an increase of $5.1 million as compared to the first quarter of 2013 and an increase of $7.6 million as compared to the second quarter of 2012. The changes in net interest income on both a sequential and linked quarter basis are the result of the following:

•	Net interest income increased $5.1 million in the second quarter of 2013 compared to the first quarter of 2013, due to:

◦
A seven basis point increase in the yield on earning assets, one additional day in the current quarter, and a $13.8 million increase in average earning assets resulted in an increase in total interest income of $4.3 million in the second quarter of 2013 compared to the first quarter of 2013.

◦
A three basis point decline in the rate paid on total interest-bearing liabilities along with a reduction in average interest bearing liabilities of $96.2 million were partially offset by one additional day in the current quarter, creating a $778,000 reduction in interest expense in the second quarter of 2013 compared to the first quarter of 2013.

◦
Combined, the increase in interest income of $4.3 million and the reduction of interest expense by $778,000 created the $5.1 million increase in net interest income in the second quarter of 2013 compared to the first quarter of 2013.

•	Net interest income increased $7.6 million in the second quarter of 2013 compared to the second quarter of 2012, due to:

◦
Average earning assets for the second quarter of 2013 increased by $851.5 million compared to the second quarter of 2012. This was comprised of average loan growth, excluding covered loans, of $1.2 billion partially offset by a decrease of $226.6 million in the average balance of liquidity management and other assets and a decrease of $168.2 million in the average balance of covered loans. The growth in average total loans, excluding covered loans, included an increase of $364.3 million in commercial loans, $453.6 million in commercial real-estate loans, $229.2 million in U.S.-originated commercial premium finance receivables, $193.1 million in Canadian-originated commercial premium finance receivables and $106.8 million in life premium finance receivables, partially offset by a decrease of $35.8 million in mortgage loans held-for-sale and $61.5 million in home equity and other loans.

◦
The average earning asset growth of $851.5 million in the second quarter of 2013 compared to the second quarter of 2012 was partially offset by a 21 basis point decline in the yield on earning assets, creating an increase in total interest income of $1.0 million in the second quarter of 2013 compared to the prior year quarter.

◦
Funding for the average earning asset growth of $851.5 million was provided by an increase in total average interest bearing liabilities of $304.7 million (an increase in interest-bearing deposits of $951.4 million partially offset by a decrease of $646.7 million of wholesale funding) and an increase of $546.8 million in the average balance of net free funds.

◦
A 24 basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $6.6 million reduction in interest expense in the second quarter of 2013 compared to the second quarter of 2012.

◦
Combined, the increase in interest income of $1.0 million and the reduction of interest expense by $6.6 million created the $7.6 million increase in net interest income in the second quarter of 2013 compared to the second quarter of 2012.

The net interest margin, on a fully taxable equivalent basis, for the second quarter of 2013 was 3.50% compared to 3.41% in the first quarter of 2013 and 3.51% in the second quarter of 2012. The changes in net interest margin on both a sequential and linked quarter basis are the result of the following:

•	The net interest margin in the second quarter of 2013 increased by nine basis points when compared to the first quarter of 2013, due to:

◦	The yield on total average earning assets increased seven basis points while the rate on total average interest-bearing liabilities decreased three basis points.

◦	The contribution from net free funds declined by one basis point.

•	The net interest margin in the second quarter of 2013 declined by 1 basis point when compared to the second quarter of 2012, due to:

◦
The yield on total average earning assets declined 21 basis points while the rate on total average interest-bearing liabilities decreased 24 basis points. Competitive and economic pricing pressures have negatively impacted the yield on our non-covered loan portfolio. Additionally, the Company has also experienced lower yields on the covered loan portfolio. Positive repricing of retail interest-bearing deposits more than offset the lower loan portfolio yields.

◦	The contribution from net free funds declined by four basis points.

Non-interest income totaled $64.0 million in the second quarter of 2013, increasing $6.6 million or 12%, compared to the first quarter of 2013 and increasing $13.1 million, or 26%, compared to the second quarter of 2012. The increase in non-interest income in the second quarter of 2013 compared to the first quarter of 2013 is primarily attributable to higher trading gains resulting primarily from an increase in the valuation of interest rate cap derivatives along with higher mortgage banking revenues and wealth management revenues, partially offset by a decrease in fees from covered call options. The increase in non-interest income in the second quarter of 2013 compared to the second quarter of 2012 was primarily attributable to higher mortgage banking revenues, increased trading gains and higher wealth management revenues, partially offset by a decrease in fees from covered call options and fewer gains on available-for-sale securities. Mortgage banking revenue increased $1.6 million when compared to the first quarter of 2013 and increased $6.1 million when compared to the second quarter of 2012. The increases in mortgage banking revenue from the first quarter of 2013 and the second quarter of 2012 resulted primarily from increased loan originations. Loans originated and sold to the secondary market were $1.1 billion in the second quarter of 2013 compared to $974.4 million in the first quarter of 2013 and $853.6 million in the second quarter of 2012 (see “Non-Interest Income” section later in this release for further detail).
Non-interest expense totaled $128.2 million in the second quarter of 2013, increasing $8.1 million or 7%, compared to the first quarter of 2013 and increasing $11.0 million, or 9%, compared to the second quarter of 2012. The increase in the current quarter compared to the first quarter of 2013 can be attributed to $1.2 million in expenses recorded at First Lansing as well as the following changes which exclude First Lansing balances, a $3.9 million increase in OREO expense due to lower valuation adjustments and higher gains on sales of OREO properties in the first quarter of 2013, a $3.9 million increase in bonus and commission expense primarily driven by higher revenues in the mortgage banking and wealth management businesses, a $932,000 increase in professional fees, mostly comprised of legal fees, partially offset by a $2.1 million reduction in benefits resulting primarily from decreased payroll taxes. The increase in the second quarter of 2013 compared to the second quarter of 2012 was primarily attributable to higher salary and employee benefit costs and increased equipment and occupancy expenses, partially offset by a decrease in OREO expenses (see "Non-Interest Expense" section later in this release for further detail).
Financial Performance Overview – First Six Months of 2013
Net interest income increased $12.4 million in the first six months of 2013 compared to the first six months of 2012, due to:

◦
Average earning assets for the first six months of 2013 increased by $1.1 billion compared to the first six months of 2012. This was comprised of average loan growth, excluding covered loans, of $1.3 billion partially offset by a decrease of $149.7 million in the average balance of covered loans and a decrease of $96.9 million in the average balance of liquidity management and other assets. The growth in average total loans, excluding covered loans, included an increase of $381.3 million in commercial loans, $416.3 million in commercial real-estate loans, $255.6 million in U.S.-originated commercial premium finance receivables, $220.9 million in Canadian-originated commercial premium finance receivables, $77.5 million in life premium finance receivables and $39.3 million in mortgage loans held-for-sale, partially offset by a decrease of $63.0 million in home equity and other loans.

◦
The average earning asset growth of $1.1 billion in the first six months of 2013 compared to the first six months of 2012 was more than offset by a 33 basis point decline in the yield on earning assets, creating a decrease in total interest income of $3.2 million in the first six months of 2013 compared to the prior year period.

◦
Funding for the average earning asset growth of $1.1 billion was provided by an increase in total average interest bearing liabilities of $440.0 million (an increase in interest-bearing deposits of $1.2 billion partially offset by a decrease of $723.3 million of wholesale funding) and an increase of $639.7 million in the average balance of net free funds.

◦
A 27 basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $15.6 million reduction in interest expense in the first six months of 2013 compared to the first six months of 2012.

◦
Combined, the reduction of interest expense by $15.6 million and the decline in interest income of $3.2 million, created the $12.4 million increase in net interest income in the first six months of 2013 compared to the first six months of 2012.

The net interest margin, on a fully taxable equivalent basis, for the first six months of 2013 was 3.46% compared to 3.53% in the first six months of 2012, a decrease of seven basis points, due to:

◦	The yield on total average earning assets decreased 33 basis points while the rate on total average interest-bearing liabilities decreased 27 basis points.

◦	The contribution from net free funds declined by one basis point.
Non-interest income totaled $121.4 million in the first six months of 2013, increasing $23.4 million, or 24%, compared to the first six months of 2012. The change is primarily attributable to higher mortgage banking revenues, wealth management revenues and trading gains, partially offset by lower fees from covered call options and fewer gains on available for sale securities. Mortgage banking revenue increased $17.7 million when compared to the first six months of 2012. The increase in the first six months of 2013 resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes primarily due to increased home purchase activity resulting from improvements in the housing market. Loans sold to the secondary market were $2.0 billion in the first six months of 2013 compared to $1.6 billion in the first six months of 2012.
Non-interest expense totaled $248.3 million in the first six months of 2013, increasing $13.4 million compared to the first six months of 2012. The increase compared to the first six months of 2012 was primarily attributable to a $19.6 million increase in salaries and employee benefits, as well as increases of $1.8 million in occupancy expenses, $1.7 million in equipment expenses and $1.5 million in data processing expenses, partially offset by a $12.4 million decline in OREO expenses.

Financial Performance Overview – Credit Quality

The ratio of non-performing assets to total assets was 1.02% as of June 30, 2013, compared to 1.11% at March 31, 2013 and 1.17% at June 30, 2012. Non-performing assets, excluding covered assets, totaled $179.5 million at June 30, 2013, compared to $189.1 million at March 31, 2013 and $193.5 million at June 30, 2012.

Non-performing loans, excluding covered loans, totaled $121.5 million, or 0.97% of total loans, at June 30, 2013, compared to $128.6 million, or 1.08% of total loans, at March 31, 2013 and $120.9 million, or 1.08% of total loans, at June 30, 2012. OREO, excluding covered OREO, of $57.0 million at June 30, 2013 increased slightly compared to $56.2 million at March 31, 2013 and decreased $15.5 million compared to $72.6 million at June 30, 2012.

The provision for credit losses, excluding the provision for covered loan losses, totaled $15.1 million for the second quarter of 2013 compared to $15.4 million for the first quarter of 2013 and $18.4 million in the second quarter of 2012. Net charge-offs as a percentage of loans, excluding covered loans, for the second quarter of 2013 totaled 59 basis points on an annualized basis compared to 39 basis points on an annualized basis in the first quarter of 2013 and 62 basis points on an annualized basis in the second quarter of 2012. Net charge-offs increased in the second quarter of 2013 compared to the first quarter of 2013 primarily as a result of an $11.4 million increase in net charge-offs within the commercial real estate loan portfolio, offset by a $3.4 million decrease within the commercial loan portfolio and a $1.2 million decrease within the residential real estate loan portfolio. The increased level of net charge-offs in the second quarter of 2013 compared to the first quarter of 2013 resulted in a $2.7 million decrease in ASC 310 reserves (specific reserves) for the period.

Excluding the allowance for covered loan losses, the allowance for credit losses at June 30, 2013 totaled $110.4 million, or 0.88% of total loans, compared to $125.6 million, or 1.06% of total loans at March 31, 2013 and $124.8 million, or 1.11% of total loans at June 30, 2012. The decrease in the allowance for credit losses, excluding the allowance for covered loan losses, was primarily attributable to a decrease in the allowance for unfunded lending-related commitments during the period. As of June 30, 2013, the allowance for unfunded lending-related commitments totaled $3.6 million compared to $15.3 million as of March 31, 2013 and $12.9 million as of June 30, 2012. The decrease when comparing both periods was the result of the funding of a letter of credit in the second quarter of 2013, which individually resulted in a decrease of $11.7 million in the allowance for unfunded lending-related commitments.

Financial Performance Overview – Capital

As of June 30, 2013, the Company's estimated capital ratios were 12.8% for total risk-based capital, 12.0% for tier 1 risk-based capital and 10.4% for leverage, all above the well capitalized guidelines. Additionally, the Company's tangible common equity ratio was 7.4% at June 30, 2013. Assuming full conversion of both classes of preferred stock, the tangible common equity ratio was 8.5% at June 30, 2013.

In July 2013, the Federal Reserve Bank, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (the “Agencies”) published final Basel III Capital rules for U.S. banking organizations. The Company had estimated that it would have been “well-capitalized” if the fully-phased in capital requirements of the original proposal were adopted and believes it will be “well-capitalized” under fully implemented final rules. However, until all the final rules are analyzed, the impact cannot be fully calculated with a high degree of accuracy.
Financial Performance Overview – Earnings Per Share

The following table shows the computation of basic and diluted earnings per share for the periods indicated:

		Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)		2013	2012	2013	2012
Net income		$34,307	$25,595	$66,359	$48,805
Less: Preferred stock dividends and discount accretion		2,617	2,644	5,233	3,890
Net income applicable to common shares—Basic	(A)	31,690	22,951	61,126	44,915
Add: Dividends on convertible preferred stock, if dilutive		2,581	—	5,162	—
Net income applicable to common shares—Diluted	(B)	34,271	22,951	66,288	44,915
Weighted average common shares outstanding	(C)	37,486	36,329	37,231	36,266
Effect of dilutive potential common shares:
Common stock equivalents		7,334	7,770	7,343	7,723
Convertible preferred stock, if dilutive		5,020	—	5,020	—
Weighted average common shares and effect of dilutive potential common shares	(D)	49,840	44,099	49,594	43,989
Net income per common share:
Basic	(A/C)	$0.85	$0.63	$1.64	$1.24
Diluted	(B/D)	$0.69	$0.52	$1.34	$1.02

Potentially dilutive common shares can result from stock options, restricted stock unit awards, stock warrants, the Company’s convertible preferred stock, tangible equity unit shares and shares to be issued under the Employee Stock Purchase Plan and the Directors Deferred Fee and Stock Plan, being treated as if they had been either exercised or issued, computed by application of the treasury stock method. While potentially dilutive common shares are typically included in the computation of diluted earnings per share, potentially dilutive common shares are excluded from this computation in periods in which the effect would reduce the loss per share or increase the income per share. For diluted earnings per share, net income applicable to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would reduce the loss per share or increase the income per share, net income applicable to common shares is not adjusted by the associated preferred dividends.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Selected Financial Condition Data (at end of period):
Total assets	$17,613,546	$16,576,282
Total loans, excluding covered loans	12,516,892	11,202,842
Total deposits	14,365,854	13,057,581
Junior subordinated debentures	249,943	249,493
Total shareholders’ equity	1,836,660	1,722,074
Selected Statements of Income Data:
Net interest income	$135,824	$128,270	$226,537	254,165
Net revenue (1)	199,819	179,205	387,911	352,123
Pre-tax adjusted earnings (2)	70,920	68,928	139,183	132,995
Net income	34,307	25,595	66,359	48,805
Net income per common share – Basic	$0.85	$0.63	$1.64	$1.24
Net income per common share – Diluted	$0.69	$0.52	$1.34	$1.02
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.50%	3.51%	3.46%	3.53%
Non-interest income to average assets	1.49%	1.26%	1.42%	1.23%
Non-interest expense to average assets	2.97%	2.89%	2.90%	2.94%
Net overhead ratio (2) (3)	1.49%	1.63%	1.48%	1.71%
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.51%	1.46%	1.49%	1.52%
Efficiency ratio (2) (4)	63.97%	65.63%	63.88%	66.91%
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	63.78%	61.35%	63.63%	61.75%
Return on average assets	0.80%	0.63%	0.77%	0.61%
Return on average common equity	7.55%	6.08%	7.42%	5.99%
Return on average tangible common equity (2)	9.70%	7.80%	9.53%	7.68%
Average total assets	$17,283,985	$16,319,207	$17,270,489	$16,077,279
Average total shareholders’ equity	1,859,265	1,695,440	1,838,810	1,630,051
Average loans to average deposits ratio (excluding covered loans)	88.7%	88.2%	87.7%	88.2%
Average loans to average deposits ratio (including covered loans)	92.2%	93.4%	91.3%	93.4%
Common Share Data at end of period:
Market price per common share	$38.28	$35.50
Book value per common share (2)	$37.84	$35.86
Tangible common book value per share (2)	$29.25	$27.69
Common shares outstanding	37,725,143	36,340,843
Other Data at end of period:(8)
Leverage Ratio (5)	10.4%	10.2%
Tier 1 capital to risk-weighted assets (5)	12.0%	12.2%
Total capital to risk-weighted assets (5)	12.8%	13.4%
Tangible common equity ratio (TCE) (2)(7)	7.4%	7.4%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.5%	8.4%
Allowance for credit losses (6)	$110,405	$124,823
Non-performing loans	$121,485	$120,920
Allowance for credit losses to total loans (6)	0.88%	1.11%
Non-performing loans to total loans	0.97%	1.08%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	117	100

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) June 30, 2013	December 31, 2012	(Unaudited) June 30, 2012
Assets
Cash and due from banks	$224,286	$284,731	$176,529
Federal funds sold and securities purchased under resale agreements	9,013	30,297	15,227
Interest-bearing deposits with other banks	440,656	1,035,743	1,117,888
Available-for-sale securities, at fair value	1,843,824	1,796,076	1,196,702
Trading account securities	659	583	608
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	79,354	79,564	92,792
Brokerage customer receivables	26,214	24,864	31,448
Mortgage loans held-for-sale, at fair value	525,027	385,033	511,566
Mortgage loans held-for-sale, at lower of cost or market	12,964	27,167	14,538
Loans, net of unearned income, excluding covered loans	12,516,892	11,828,943	11,202,842
Covered loans	454,602	560,087	614,062
Total loans	12,971,494	12,389,030	11,816,904
Less: Allowance for loan losses	106,842	107,351	111,920
Less: Allowance for covered loan losses	14,429	13,454	20,560
Net loans	12,850,223	12,268,225	11,684,424
Premises and equipment, net	512,928	501,205	449,608
FDIC indemnification asset	137,681	208,160	222,568
Accrued interest receivable and other assets	573,709	511,617	710,275
Trade date securities receivable	—	—	—
Goodwill	356,871	345,401	330,896
Other intangible assets	20,137	20,947	21,213
Total assets	$17,613,546	$17,519,613	$16,576,282
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,450,659	$2,396,264	$2,047,715
Interest bearing	11,915,195	12,032,280	11,009,866
Total deposits	14,365,854	14,428,544	13,057,581
Notes payable	1,729	2,093	2,457
Federal Home Loan Bank advances	585,942	414,122	564,301
Other borrowings	252,776	274,411	375,523
Secured borrowings - owed to securitization investors	—	—	360,825
Subordinated notes	10,000	15,000	15,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	577	—	19,025
Accrued interest payable and other liabilities	310,515	331,245	210,003
Total liabilities	15,776,886	15,714,908	14,854,208
Shareholders’ Equity:
Preferred stock	176,476	176,406	176,337
Common stock	37,985	37,108	36,573
Surplus	1,066,796	1,036,295	1,013,428
Treasury stock	(8,214)	(7,838)	(7,374)
Retained earnings	612,821	555,023	501,139
Accumulated other comprehensive (loss) income	(49,204)	7,711	1,971
Total shareholders’ equity	1,836,660	1,804,705	1,722,074
Total liabilities and shareholders’ equity	$17,613,546	$17,519,613	$16,576,282

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2013	2012	2013	2012
Interest income
Interest and fees on loans	$145,983	$144,100	$288,097	$287,655
Interest bearing deposits with banks	411	203	980	451
Federal funds sold and securities purchased under resale agreements	4	6	19	18
Securities	9,359	10,510	18,111	22,357
Trading account securities	8	10	13	19
Federal Home Loan Bank and Federal Reserve Bank stock	693	641	1,377	1,245
Brokerage customer receivables	188	221	362	432
Total interest income	156,646	155,691	308,959	312,177
Interest expense
Interest on deposits	13,675	17,273	28,179	35,303
Interest on Federal Home Loan Bank advances	2,821	2,867	5,585	6,451
Interest on notes payable and other borrowings	1,132	2,274	2,286	5,376
Interest on secured borrowings - owed to securitization investors	—	1,743	—	4,292
Interest on subordinated notes	52	126	111	295
Interest on junior subordinated debentures	3,142	3,138	6,261	6,295
Total interest expense	20,822	27,421	42,422	58,012
Net interest income	135,824	128,270	266,537	254,165
Provision for credit losses	15,382	20,691	31,069	38,091
Net interest income after provision for credit losses	120,442	107,579	235,468	216,074
Non-interest income
Wealth management	15,892	13,393	30,720	25,794
Mortgage banking	31,734	25,607	61,879	44,141
Service charges on deposit accounts	5,035	3,994	9,828	8,202
Gains on available-for-sale securities, net	2	1,109	253	1,925
Fees from covered call options	993	3,114	2,632	6,237
Gain on bargain purchases, net	—	(55)	—	785
Trading gains (losses), net	3,260	(928)	2,825	(782)
Other	7,079	4,701	13,237	11,656
Total non-interest income	63,995	50,935	121,374	97,958
Non-interest expense
Salaries and employee benefits	79,225	68,139	156,738	137,169
Equipment	6,413	5,466	12,597	10,866
Occupancy, net	8,707	7,728	17,560	15,790
Data processing	4,358	3,840	8,957	7,458
Advertising and marketing	2,722	2,179	4,762	4,185
Professional fees	4,191	3,847	7,412	7,451
Amortization of other intangible assets	1,164	1,089	2,284	2,138
FDIC insurance	3,003	3,477	6,447	6,834
OREO expense, net	2,284	5,848	664	13,026
Other	16,120	15,572	30,885	30,027
Total non-interest expense	128,187	117,185	248,306	234,944
Income before taxes	56,250	41,329	108,536	79,088
Income tax expense	21,943	15,734	42,177	30,283
Net income	$34,307	$25,595	$66,359	$48,805
Preferred stock dividends and discount accretion	$2,617	$2,644	$5,233	$3,890
Net income applicable to common shares	$31,690	$22,951	$61,126	$44,915
Net income per common share - Basic	$0.85	$0.63	$1.64	$1.24
Net income per common share - Diluted	$0.69	$0.52	$1.34	$1.02
Cash dividends declared per common share	$—	$—	$0.09	$0.09
Weighted average common shares outstanding	37,486	36,329	37,231	36,266
Dilutive potential common shares	12,354	7,770	12,363	7,723
Average common shares and dilutive common shares	49,840	44,099	49,594	43,989

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share, return on average tangible common equity and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items.
The net overhead ratio and the efficiency ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The net overhead ratio, based on pre-tax adjusted earnings, is calculated by netting total adjusted non-interest expense and total adjusted non-interest income, annualizing this amount, and dividing it by total average assets. Adjusted non-interest expense is calculated by subtracting OREO expenses, covered loan collection expense, defeasance cost, seasonal payroll tax fluctuation and fees to terminate repurchase agreements. Adjusted non-interest income is calculated by adding back the recourse obligation on loans previously sold and subtracting gains or adding back losses on FDIC indemnification asset accretion, foreign currency remeasurement, investment partnerships, bargain purchase, trading and available-for-sale securities activity.
The efficiency ratio, based on pre-tax adjusted earnings, is calculated by dividing adjusted non-interest expense by adjusted taxable-equivalent net revenue. Adjusted taxable-equivalent net revenue is comprised of fully taxable equivalent net interest income and adjusted non-interest income.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters.

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(Dollars and shares in thousands)	2013	2013	2012	2012	2012	2013	2012
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$156,646	$152,313	$156,643	$158,201	$155,691	$308,959	$312,177
Taxable-equivalent adjustment:
- Loans	225	150	159	148	135	375	269
- Liquidity Management Assets	356	343	349	352	333	699	662
- Other Earning Assets	4	1	1	1	3	5	6
Interest Income - FTE	$157,231	$152,807	$157,152	$158,702	$156,162	$310,038	$313,114
(B) Interest Expense (GAAP)	20,822	21,600	23,867	25,626	27,421	42,422	58,012
Net interest income - FTE	$136,409	$131,207	$133,285	$133,076	$128,741	$267,616	$255,102
(C) Net Interest Income (GAAP) (A minus B)	$135,824	$130,713	$132,776	$132,575	$128,270	$266,537	$254,165
(D) Net interest margin (GAAP)	3.49%	3.40%	3.39%	3.49%	3.49%	3.44%	3.52%
Net interest margin - FTE	3.50%	3.41%	3.40%	3.50%	3.51%	3.46%	3.53%
(E) Efficiency ratio (GAAP)	64.15%	63.95%	66.30%	63.83%	65.80%	64.05%	67.09%
Efficiency ratio - FTE	63.97%	63.78%	66.13%	63.67%	65.63%	63.88%	66.91%
Efficiency ratio - Based on pre-tax adjusted earnings	63.78%	63.46%	62.62%	63.31%	61.35%	63.63%	61.75%
(F) Net Overhead Ratio (GAAP)	1.49%	1.47%	1.48%	1.47%	1.63%	1.48%	1.71%
Net Overhead ratio - Based on pre-tax adjusted earnings	1.51%	1.47%	1.39%	1.50%	1.46%	1.49%	1.52%
Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,836,660	$1,825,688	$1,804,705	$1,761,300	$1,722,074
(G) Less: Preferred stock	(176,476)	(176,441)	(176,406)	(176,371)	(176,337)
Less: Intangible assets	(377,008)	(363,142)	(366,348)	(354,039)	(352,109)
(H) Total tangible common shareholders’ equity	$1,283,176	$1,286,105	$1,261,951	$1,230,890	$1,193,628
Total assets	$17,613,546	$17,074,247	$17,519,613	$17,018,592	$16,576,282
Less: Intangible assets	(377,008)	(363,142)	(366,348)	(354,039)	(352,109)
(I) Total tangible assets	$17,236,538	$16,711,105	$17,153,265	$16,664,553	$16,224,173
Tangible common equity ratio (H/I)	7.4%	7.7%	7.4%	7.4%	7.4%
Tangible common equity ratio, assuming full conversion of preferred stock ((H-G)/I)	8.5%	8.8%	8.4%	8.4%	8.4%
Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$56,250	$52,286	$48,871	$52,173	$41,329	$108,536	$79,088
Add: Provision for credit losses	15,382	15,687	19,546	18,799	20,691	31,069	38,091
Add: OREO expense (income), net	2,284	(1,620)	5,269	3,808	5,848	664	13,026
Add: Recourse obligation on loans previously sold	815	(755)	—	—	(36)	60	—
Add: Covered loan collection expense	276	699	836	1,201	1,323	975	2,722
Add: Defeasance cost	—	—	—	—	148	—	996
Add: Seasonal payroll tax fluctuation	(312)	1,610	(873)	(1,121)	(271)	1,298	1,994
Add: FDIC Indemnification Asset Amortization	16	1,208	407	513	87	1,224	466
Add: Loss (gain) on foreign currency remeasurement	33	22	(826)	825	—	55	—
Add: Fees for Termination of Repurchase Agreements	—	—	2,110	—	—	—	—
Less: Gain from investment partnerships	(562)	(1,058)	(373)	(718)	(65)	(1,620)	(1,460)
Less: Gain on bargain purchases, net	—	—	(85)	(6,633)	55	—	(785)
Less: Trading (gains) losses, net	(3,260)	435	120	998	928	(2,825)	782
Less: Gains on available-for-sale securities, net	(2)	(251)	(2,561)	(409)	(1,109)	(253)	(1,925)
Pre-tax adjusted earnings	$70,920	$68,263	$72,441	$69,436	$68,928	$139,183	$132,995
Calculation of book value per share
Total shareholders’ equity	$1,836,660	$1,825,688	$1,804,705	$1,761,300	$1,722,074
Less: Preferred stock	(176,476)	(176,441)	(176,406)	(176,371)	(176,337)
(J) Total common equity	$1,660,184	$1,649,247	$1,628,299	$1,584,929	$1,545,737
Actual common shares outstanding	37,725	37,014	36,862	36,411	36,341
Add: TEU conversion shares	6,145	6,238	6,241	6,133	6,760
(K) Common shares used for book value calculation	43,870	43,252	43,103	42,544	43,101
Book value per share (J/K)	$37.84	$38.13	$37.78	$37.25	$35.86
Tangible common book value per share (H/K)	$29.25	$29.74	$29.28	$28.93	$27.69
Calculation of return on average common equity
(L) Net income applicable to common shares	31,690	29,436	27,473	29,686	22,951	61,126	44,915
Total average shareholders' equity	1,859,265	1,818,127	1,786,824	1,736,740	1,695,440	1,838,810	1,630,051
Less: Average preferred stock	(176,454)	(176,422)	(176,383)	(176,349)	(176,314)	(176,438)	(122,083)
(M) Total average common shareholders' equity	1,682,811	1,641,705	1,610,441	1,560,391	1,519,126	1,662,372	1,507,968
Less: Average intangible assets	(372,796)	(365,505)	(356,320)	(352,779)	(335,327)	(369,171)	(331,261)
(N) Total average tangible common shareholders’ equity	1,310,015	1,276,200	1,254,121	1,207,612	1,183,799	1,293,201	1,176,707
Return on average common equity, annualized (L/M)	7.55%	7.27%	6.79%	7.57%	6.08%	7.42%	5.99%
Return on average tangible common equity, annualized (L/N)	9.70%	9.35%	8.71%	9.78%	7.80%	9.53%	7.68%

LOANS
Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	June 30, 2013	December 31, 2012	June 30, 2012	From (1) December 31, 2012	From June 30, 2012
Balance:
Commercial	$3,120,576	$2,914,798	$2,673,181	14%	17%
Commercial real-estate	4,093,983	3,864,118	3,666,519	12	12
Home equity	758,260	788,474	820,991	(8)	(8)
Residential real-estate	384,961	367,213	375,494	10	3
Premium finance receivables - commercial	2,165,734	1,987,856	1,830,044	18	18
Premium finance receivables - life insurance	1,821,147	1,725,166	1,656,200	11	10
Indirect consumer (2)	64,521	77,333	72,482	(33)	(11)
Consumer and other	107,710	103,985	107,931	7	—
Total loans, net of unearned income, excluding covered loans	$12,516,892	$11,828,943	$11,202,842	12%	12%
Covered loans	454,602	560,087	614,062	(38)	(26)
Total loans, net of unearned income	$12,971,494	$12,389,030	$11,816,904	9%	10%
Mix:
Commercial	24%	24%	23%
Commercial real-estate	31	31	31
Home equity	6	6	7
Residential real-estate	3	3	3
Premium finance receivables - commercial	16	16	15
Premium finance receivables - life insurance	14	14	14
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1
Total loans, net of unearned income, excluding covered loans	96%	96%	95%
Covered loans	4	4	5
Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

As of June 30, 2013		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial and industrial	$1,452,128	20.1%	$15,432	$—	$15,955
Franchise	202,240	2.8	—	—	1,647
Mortgage warehouse lines of credit	174,422	2.4	—	—	1,571
Community Advantage - homeowner associations	83,003	1.2	—	—	208
Aircraft	13,174	0.2	—	—	33
Asset-based lending	930,454	12.9	1,816	100	7,834
Municipal	151,492	2.1	—	—	1,233
Leases	102,409	1.4	—	—	255
Other	98	—	—	—	1
Purchased non-covered commercial loans (1)	11,156	0.2	—	190	—
Total commercial	$3,120,576	43.3%	$17,248	$290	$28,737
Commercial Real-Estate:
Residential construction	$39,299	0.5%	$2,659	$3,263	$1,220
Commercial construction	138,043	1.9	7,857	—	2,053
Land	116,853	1.6	5,742	—	3,525
Office	597,757	8.3	6,324	—	6,030
Industrial	615,501	8.5	5,773	—	6,064
Retail	607,391	8.4	7,471	—	5,418
Multi-family	533,568	7.4	3,337	—	11,738
Mixed use and other	1,378,160	19.2	15,662	—	15,701
Purchased non-covered commercial real-estate (1)	67,411	0.9	—	6,466	201
Total commercial real-estate	$4,093,983	56.7%	$54,825	$9,729	$51,950
Total commercial and commercial real-estate	$7,214,559	100.0%	$72,073	$10,019	$80,687

Commercial real-estate - collateral location by state:
Illinois	$3,460,398	84.5%
Wisconsin	346,230	8.5
Total primary markets	$3,806,628	93.0%
Florida	65,928	1.6
Arizona	17,927	0.4
Indiana	78,871	1.9
Other (no individual state greater than 0.5%)	124,629	3.1
Total	$4,093,983	100.0%

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	June 30, 2013	December 31, 2012	June 30, 2012	From (1) December 31, 2012	From June 30, 2012
Balance:
Non-interest bearing	$2,450,659	$2,396,264	$2,047,715	5%	20%
NOW	2,147,004	2,022,957	1,780,872	12	21
Wealth Management deposits (2)	1,083,897	991,902	954,319	19	14
Money Market	3,037,354	2,761,498	2,335,238	20	30
Savings	1,304,619	1,275,012	958,295	5	36
Time certificates of deposit	4,342,321	4,980,911	4,981,142	(26)	(13)
Total deposits	$14,365,854	$14,428,544	$13,057,581	(1)%	10%
Mix:
Non-interest bearing	17%	17%	16%
NOW	15	14	14
Wealth Management deposits (2)	8	7	7
Money Market	21	19	18
Savings	9	9	7
Time certificates of deposit	30	34	38
Total deposits	100%	100%	100%

(1)	Annualized

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit
Maturity/Re-pricing Analysis
As of June 30, 2013

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$105,323	$68,812	$159,196	$714,055	$1,047,386	0.67%
4-6 months	4,667	60,954	—	611,410	677,031	0.67%
7-9 months	40,000	53,837	—	613,219	707,056	0.80%
10-12 months	4,952	24,894	—	514,234	544,080	0.70%
13-18 months	16,444	32,638	—	428,685	477,767	1.03%
19-24 months	131,649	9,973	—	226,145	367,767	1.69%
24+ months	20,000	24,974	—	476,260	521,234	1.49%
Total	$323,035	$276,082	$159,196	$3,584,008	$4,342,321	0.92%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2013 compared to the second quarter of 2012 (linked quarters):

	Three months ended June 30, 2013			Three months ended June 30, 2012
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,560,118	$10,823	1.70%	$2,781,730	$11,693	1.69%
Other earning assets (2) (3) (7)	25,775	201	3.13	30,761	233	3.04
Loans, net of unearned income (2) (4) (7)	12,546,676	137,139	4.38	11,300,395	130,293	4.64
Covered loans	491,603	9,068	7.40	659,783	13,943	8.50
Total earning assets (7)	$15,624,172	$157,231	4.04%	$14,772,669	$156,162	4.25%
Allowance for loan and covered loan losses	(126,455)			(134,077)
Cash and due from banks	225,712			152,118
Other assets	1,560,556			1,528,497
Total assets	$17,283,985			$16,319,207

Interest-bearing deposits	$11,766,422	$13,675	0.47%	$10,815,018	$17,273	0.64%
Federal Home Loan Bank advances	434,572	2,821	2.60	514,513	2,867	2.24
Notes payable and other borrowings	273,255	1,132	1.66	422,146	2,274	2.17
Secured borrowings - owed to securitization investors	—	—	—	407,259	1,743	1.72
Subordinated notes	13,187	52	1.58	23,791	126	2.10
Junior subordinated notes	249,493	3,142	4.98	249,493	3,138	4.97
Total interest-bearing liabilities	$12,736,929	$20,822	0.65%	$12,432,220	$27,421	0.89%
Non-interest bearing deposits	2,379,315			1,993,880
Other liabilities	308,476			197,667
Equity	1,859,265			1,695,440
Total liabilities and shareholders’ equity	$17,283,985			$16,319,207
Interest rate spread (5) (7)			3.39%			3.36%
Net free funds/contribution (6)	$2,887,243		0.11%	$2,340,449		0.15%
Net interest income/Net interest margin (7)		$136,409	3.50%		$128,741	3.51%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2013 and 2012 were $585,000 and $471,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2013 compared to the first quarter of 2013 (sequential quarters):

	Three months ended June 30, 2013			Three months ended March 31, 2013
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,560,118	$10,823	1.70%	$2,797,310	$10,363	1.50%
Other earning assets (2) (3) (7)	25,775	201	3.13	24,205	180	3.02
Loans, net of unearned income (2) (4) (7)	12,546,676	137,139	4.38	12,252,558	131,740	4.36
Covered loans	491,603	9,068	7.40	536,284	10,524	7.96
Total earning assets (7)	$15,624,172	$157,231	4.04%	$15,610,357	$152,807	3.97%
Allowance for loan and covered loan losses	(126,455)			(125,221)
Cash and due from banks	225,712			217,345
Other assets	1,560,556			1,554,362
Total assets	$17,283,985			$17,256,843

Interest-bearing deposits	$11,766,422	$13,675	0.47%	$11,857,400	$14,504	0.50%
Federal Home Loan Bank advances	434,572	2,821	2.60	414,092	2,764	2.71
Notes payable and other borrowings	273,255	1,132	1.66	297,151	1,154	1.57
Secured borrowings - owed to securitization investors	—	—	—	—	—	—
Subordinated notes	13,187	52	1.58	15,000	59	1.56
Junior subordinated notes	249,493	3,142	4.98	249,493	3,119	5.00
Total interest-bearing liabilities	$12,736,929	$20,822	0.65%	$12,833,136	$21,600	0.68%
Non-interest bearing deposits	2,379,315			2,290,725
Other liabilities	308,476			314,855
Equity	1,859,265			1,818,127
Total liabilities and shareholders’ equity	$17,283,985			$17,256,843
Interest rate spread (5) (7)			3.39%			3.29%
Net free funds/contribution (6)	$2,887,243		0.11%	$2,777,221		0.12%
Net interest income/Net interest margin (7)		$136,409	3.50%		$131,207	3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2013 was $585,000 and for the three months ended March 31, 2013 was $494,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The following table presents a summary of Wintrust's average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2013 compared to the six months ended June, 30 2012:

	Six months ended June 30, 2013			Six months ended June 30, 2012
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,678,059	$21,186	1.60%	$2,769,282	$24,733	1.80%
Other earning assets (2) (3) (7)	24,995	381	3.07	30,631	457	3.00
Loans, net of unearned income (2) (4) (7)	12,400,429	268,879	4.37	11,074,205	259,077	4.70
Covered loans	513,820	19,592	7.69	663,512	28,847	8.74
Total earning assets (7)	$15,617,303	$310,038	4.00%	$14,537,630	$313,114	4.33%
Allowance for loan and covered loan losses	(125,841)			(132,923)
Cash and due from banks	221,552			147,993
Other assets	1,557,475			1,524,579
Total assets	$17,270,489			$16,077,279

Interest-bearing deposits	$11,811,659	$28,179	0.48%	$10,648,420	$35,303	0.67%
Federal Home Loan Bank advances	424,389	5,585	2.65	492,429	6,451	2.63
Notes payable and other borrowings	285,137	2,286	1.62	463,980	5,376	2.33
Secured borrowings - owed to securitization investors	—	—	—	461,091	4,292	1.87
Subordinated notes	14,088	111	1.57	29,396	295	1.98
Junior subordinated notes	249,493	6,261	4.99	249,493	6,295	4.99
Total interest-bearing liabilities	$12,784,766	$42,422	0.67%	$12,344,809	$58,012	0.94%
Non-interest bearing deposits	2,335,265			1,913,253
Other liabilities	311,648			189,166
Equity	1,838,810			1,630,051
Total liabilities and shareholders’ equity	$17,270,489			$16,077,279
Interest rate spread (5) (7)			3.33%			3.39%
Net free funds/contribution (6)	$2,832,537		0.13%	$2,192,821		0.14%
Net interest income/Net interest margin (7)		$267,616	3.46%		$255,102	3.53%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2013 was $1.1 million and for the six months ended June 30, 2012 was $937,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

NON-INTEREST INCOME
For the second quarter of 2013, non-interest income totaled $64.0 million, an increase of $13.1 million, or 26%, compared to the second quarter of 2012. The increase was primarily attributable to higher mortgage banking revenues, increased trading gains and higher wealth management revenues, partially offset by a decrease in fees from covered call options and fewer gains on available-for-sale securities.
The following table presents non-interest income by category for the periods presented:

	Three months ended June 30,		$	%
(Dollars in thousands)	2013	2012	Change	Change
Brokerage	$7,426	$6,396	$1,030	16
Trust and asset management	8,466	6,997	1,469	21
Total wealth management	15,892	13,393	2,499	19
Mortgage banking	31,734	25,607	6,127	24
Service charges on deposit accounts	5,035	3,994	1,041	26
Gains on available-for-sale securities, net	2	1,109	(1,107)	(100)
Fees from covered call options	993	3,114	(2,121)	(68)
Gain on bargain purchases, net	—	(55)	55	(100)
Trading gains (losses), net	3,260	(928)	4,188	NM
Other:
Interest rate swap fees	1,638	2,337	(699)	(30)
Bank Owned Life Insurance	902	505	397	79
Administrative services	832	823	9	1
Miscellaneous	3,707	1,036	2,671	NM
Total Other	7,079	4,701	2,378	51
Total Non-Interest Income	$63,995	$50,935	$13,060	26

	Six months ended June 30,
			$	%
(Dollars in thousands)	2013	2012	Change	Change
Brokerage	$14,692	$12,718	$1,974	16
Trust and asset management	16,028	13,076	2,952	23
Total wealth management	30,720	25,794	4,926	19
Mortgage banking	61,879	44,141	17,738	40
Service charges on deposit accounts	9,828	8,202	1,626	20
Gains on available-for-sale securities, net	253	1,925	(1,672)	(87)
Fees from covered call options	2,632	6,237	(3,605)	(58)
Gain on bargain purchases, net	—	785	(785)	(100)
Trading gains (losses), net	2,825	(782)	3,607	NM
Other:
Interest rate swap fees	3,909	4,848	(939)	(19)
Bank Owned Life Insurance	1,747	1,424	323	23
Administrative services	1,569	1,589	(20)	(1)
Miscellaneous	6,012	3,795	2,217	58
Total Other	13,237	11,656	1,581	14
Total Non-Interest Income	$121,374	$97,958	$23,416	24
NM - Not Meaningful

The significant changes in non-interest income for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012 are discussed below.

Wealth management revenue totaled $15.9 million in the second quarter of 2013 compared to $13.4 million in the second quarter of 2012, an increase of 19%. The increase is mostly attributable to growth in assets from new customers and new financial advisors, as well as an increase in existing customer activity and market appreciation. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments.

For the quarter ended June 30, 2013, mortgage banking revenue totaled $31.7 million, an increase of $6.1 million or 24%, when compared to the second quarter of 2012. The increase in mortgage banking revenue in the second quarter of 2013 as compared to the second quarter of 2012 resulted primarily from higher origination volumes from both new home purchases, due to the general improvement in the overall economy (increased housing starts, home sales and median price of homes) and a continued active refinance market. Mortgage loan originations were $1.1 billion in the second quarter of 2013 as compared to $853.6 million million in the prior year quarter. In addition to higher origination volume, pricing also improved creating higher margins in the current period. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

A summary of mortgage banking components is shown below:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Mortgage loans originated and sold	$1,050,799	$974,432	$853,585	$2,025,231	$1,568,240
Mortgage loans serviced for others	996,621	1,016,191	980,534
Fair value of mortgage servicing rights (MSRs)	8,636	7,344	6,647
MSRs as a percentage of loans serviced	0.87%	0.72%	0.68%

Services charges on deposit accounts totaled $5.0 million in the second quarter of 2013, an increase of $1.0 million compared to the prior year quarter. The increase in the current quarter is primarily a result of higher account analysis fees on deposit accounts which have increased as a result of the Company's commercial banking initiative as well as additional service charges on deposit accounts from acquired institutions.

The Company recognized $2,000 in gains on available-for-sale securities in the second quarter of 2013 compared to gains of $1.1 million in the second quarter of 2012. The decrease in the current period was due to fewer security sales in the current quarter as compared to the prior year quarter.

The Company recognized $3.3 million in trading gains in the second quarter of 2013 compared to trading losses of $928,000 in the second quarter of 2012. The increase in trading gains resulted primarily from fair value adjustments related to interest rate derivatives not designated as hedges, primarily interest rate cap instruments that the Company uses to manage interest rate risk, specifically in the event of future increases in short-term interest rates. The change in value of the cap derivatives reflects the present value of expected cash flows over the remaining life of the caps. These expected cash flows are derived from the expected path for and a measure of volatility for short-term interest rates.

Fees from covered call option transactions decreased by $2.1 million in the second quarter of 2013 as compared to the same period in the prior year. Fees from covered call options decreased primarily as a result of fewer option transactions entered in the second quarter of 2013 compared to the second quarter of 2012 resulting in lower premiums received by the Company. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Historically, the Company has effectively entered into these transactions with the goal of enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to increase the total return associated with holding certain investment securities that do not qualify as hedges pursuant to accounting guidance. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

Other non-interest income for the second quarter of 2013 totaled $7.1 million, an increase of $2.4 million compared to the second quarter of 2012. Miscellaneous income increased in the second quarter of 2013 compared to the prior year quarter primarily as a result of higher net gains on CRA and partnership investments in the current quarter.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2013 totaled $128.2 million and increased approximately $11.0 million, or 9%, compared to the second quarter of 2012. The increase was primarily attributable to higher salary and employee benefit costs and increased equipment and occupancy expenses, partially offset by a decrease in OREO expenses.
The following table presents non-interest expense by category for the periods presented:

	Three months ended June 30,		$ Change	% Change
(Dollars in thousands)	2013	2012
Salaries and employee benefits:
Salaries	$41,671	$37,237	4,434	12
Commissions and bonus	25,143	19,388	5,755	30
Benefits	12,411	11,514	897	8
Total salaries and employee benefits	79,225	68,139	11,086	16
Equipment	6,413	5,466	947	17
Occupancy, net	8,707	7,728	979	13
Data processing	4,358	3,840	518	13
Advertising and marketing	2,722	2,179	543	25
Professional fees	4,191	3,847	344	9
Amortization of other intangible assets	1,164	1,089	75	7
FDIC insurance	3,003	3,477	(474)	(14)
OREO expense, net	2,284	5,848	(3,564)	(61)
Other:
Commissions - 3rd party brokers	1,128	1,069	59	6
Postage	1,464	1,330	134	10
Stationery and supplies	887	1,035	(148)	(14)
Miscellaneous	12,641	12,138	503	4
Total other	16,120	15,572	548	4
Total Non-Interest Expense	$128,187	$117,185	$11,002	9

	Six months ended June 30,
			$ Change	% Change
(Dollars in thousands)	2013	2012
Salaries and employee benefits:
Salaries	$83,502	$75,170	8,332	11
Commissions and bonus	46,419	36,190	10,229	28
Benefits	26,817	25,809	1,008	4
Total salaries and employee benefits	156,738	137,169	19,569	14
Equipment	12,597	10,866	1,731	16
Occupancy, net	17,560	15,790	1,770	11
Data processing	8,957	7,458	1,499	20
Advertising and marketing	4,762	4,185	577	14
Professional fees	7,412	7,451	(39)	(1)
Amortization of other intangible assets	2,284	2,138	146	7
FDIC insurance	6,447	6,834	(387)	(6)
OREO expense, net	664	13,026	(12,362)	(95)
Other:
Commissions - 3rd party brokers	2,362	2,090	272	13
Postage	2,713	2,753	(40)	(1)
Stationery and supplies	1,821	1,954	(133)	(7)
Miscellaneous	23,989	23,230	759	3
Total other	30,885	30,027	858	3
Total Non-Interest Expense	$248,306	$234,944	$13,362	6
NM - Not Meaningful

The significant changes in non-interest expense for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012 are discussed below.

Salaries and employee benefits expense increased $11.1 million, or 16%, in the second quarter of 2013 compared to the second quarter of 2012 primarily as a result of a $5.8 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company's long-term incentive program, a $4.4 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows and an $897,000 increase in employee benefits.

Equipment expense totaled $6.4 million for the second quarter of 2013, an increase of $947,000 compared to the second quarter of 2012. The increase is primarily related to additional equipment depreciation as a result of acquisitions as well as increased software license fees. Equipment expense includes depreciation on equipment, maintenance and repairs, equipment rental and software license fees.

Occupancy expense for the second quarter of 2013 was $8.7 million, an increase of $979,000, or 13%, compared to the same period in 2012. The increase is primarily the result of depreciation and maintenance and repairs on owned locations including those obtained in the Company's acquisitions as well as increased property taxes, partially offset by increased rental income. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

Data processing expenses increased $518,000 in the second quarter of 2013 totaling $4.4 million compared to $3.8 million recorded in the second quarter of 2012. The amount of data processing expenses incurred fluctuates based on the overall growth of loan and deposit accounts as well as additional expenses recorded related to bank acquisition transactions. Data processing expenses increased in the current quarter compared to the previous year quarter primarily due to growth in the Company.

OREO expense totaled $2.3 million in the second quarter of 2013 compared to OREO expense of $5.8 million recorded in the second quarter of 2012. OREO expense was lower in the current quarter as compared to the second quarter of 2012 due to fewer negative valuation adjustments on properties held in OREO. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties.

Miscellaneous expenses in the second quarter of 2013 increased $503,000, or 4%, compared to the same period in the prior year. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

As previously discussed in this release, the accounting and reporting policies of Wintrust conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company's performance. One significant metric that is used by the Company in assessing operating performance is pre-tax adjusted earnings. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items. Two ratios the Company uses to measure expense management are the efficiency ratio and the net overhead ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains and losses), measures how much it costs to produce one dollar of revenue. The net overhead ratio is calculated by netting total non-interest expense and total non-interest income and dividing by total average assets. In both cases, a lower ratio indicates a higher degree of efficiency. See “Supplemental Financial Measures/Ratios” section earlier in this document for further detail on these non-GAAP measures/ratios.

The efficiency ratio and net overhead ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company's operating efficiency and expense management. The efficiency ratio, based on pre-tax adjusted earnings, was 63.78% for the second quarter of 2013, compared to 61.35% in the second quarter of 2012. The net overhead ratio, based on pre-tax adjusted earnings, was 1.51% for the second quarter of 2013, compared to 1.46% in the second quarter of 2012. Both of these ratios, which increased slightly in the current quarter as compared to the prior year quarter, are influenced by the increase in mortgage banking and wealth management businesses which typically have higher efficiency and overhead ratios than our other business lines.

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2013	2012	2013	2012
Allowance for loan losses at beginning of period	$110,348	$111,023	$107,351	$110,381
Provision for credit losses	15,133	18,394	30,500	33,548
Other adjustments	(309)	(272)	(538)	(510)
Reclassification from/(to) allowance for unfunded lending-related commitments	65	175	(148)	327
Charge-offs:
Commercial	1,093	6,046	5,633	9,308
Commercial real estate	14,947	9,226	18,246	17,455
Home equity	1,785	1,732	4,182	4,322
Residential real estate	517	388	2,245	563
Premium finance receivables - commercial	1,306	744	2,374	1,581
Premium finance receivables - life insurance	—	3	—	16
Indirect consumer	16	33	48	84
Consumer and other	112	51	209	361
Total charge-offs	19,776	18,223	32,937	33,690
Recoveries:
Commercial	268	246	563	503
Commercial real estate	584	174	952	305
Home equity	171	171	333	333
Residential real estate	18	3	23	5
Premium finance receivables - commercial	279	153	564	430
Premium finance receivables - life insurance	—	18	9	39
Indirect consumer	17	21	32	51
Consumer and other	44	37	138	198
Total recoveries	1,381	823	2,614	1,864
Net charge-offs	(18,395)	(17,400)	(30,323)	(31,826)
Allowance for loan losses at period end	$106,842	$111,920	$106,842	$111,920
Allowance for unfunded lending-related commitments at period end	3,563	12,903	3,563	12,903
Allowance for credit losses at period end	$110,405	$124,823	$110,405	$124,823
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.11%	0.91%	0.35%	0.71%
Commercial real estate	1.42	1.01	0.87	0.97
Home equity	0.85	0.76	1.01	0.95
Residential real estate	0.26	0.20	0.59	0.16
Premium finance receivables - commercial	0.20	0.14	0.18	0.15
Premium finance receivables - life insurance	—	—	—	—
Indirect consumer	(0.01)	0.07	0.05	0.10
Consumer and other	0.24	0.05	0.12	0.27
Total loans, net of unearned income, excluding covered loans	0.59%	0.62%	0.49%	0.58%
Net charge-offs as a percentage of the provision for credit losses	121.57%	94.60%	99.42%	94.87%
Loans at period-end			$12,516,892	$11,202,842
Allowance for loan losses as a percentage of loans at period end			0.85%	1.00%
Allowance for credit losses as a percentage of loans at period end			0.88%	1.11%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
The provision for credit losses, excluding the provision for covered loan losses, totaled $15.1 million for the second quarter of 2013, $15.4 million for the first quarter of 2013 and $18.4 million for the second quarter of 2012. For the quarter ended June 30, 2013, net charge-offs, excluding covered loans, totaled $18.4 million compared to $11.9 million in the first quarter of 2013 and $17.4 million recorded in the second quarter of 2012. Annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.59% in the second quarter of 2013, 0.39% in the first quarter of 2013 and 0.62% in the second quarter of 2012. Net charge-offs increased in the second quarter of 2013 compared to the first quarter of 2013 primarily as a result of an $11.4 million increase in net charge-offs within the commercial real estate loan portfolio, offset by a $3.4 million decrease within the commercial loan portfolio and a $1.2 million decrease within the residential real estate loan portfolio. The increased level of net charge-offs in the second quarter of 2013 compared to the first quarter of 2013 resulted in a $2.7 million decrease in ASC 310 reserves (specific reserves) for the period.
The allowance for unfunded lending-related commitments totaled $3.6 million as of June 30, 2013 compared to $15.3 million as of March 31, 2013 and $12.9 million as of June 30, 2012. The decrease since both periods was primarily attributable to the funding in the second quarter of 2013 of a letter of credit, which individually resulted in a decrease of $11.7 million in the allowance for unfunded lending-related commitments. The lower level of the allowance for credit losses in 2013, reflects the improvements in credit quality metrics compared to 2012.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
The Company also provides a provision for covered loan losses on covered loans and maintains an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The tables below summarize the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio as of June 30, 2013 and March 31, 2013.

	As of June 30, 2013
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:
Commercial and industrial (1)	$1,422,688	$15,871	1.12%
Asset-based lending (1)	919,212	7,811	0.85
Municipal (1)	151,008	1,233	0.82
Leases (1)	101,807	255	0.25
Other (1)	98	1	1.02
Commercial real-estate:
Residential construction (1)	38,885	1,219	3.13
Commercial construction (1)	137,518	2,102	1.53
Land (1)	115,452	3,603	3.12
Office (1)	578,984	6,055	1.05
Industrial (1)	609,211	6,065	1.00
Retail (1)	589,845	5,459	0.93
Multi-family (1)	495,484	11,697	2.36
Mixed use and other (1)	1,276,746	15,135	1.19
Home equity (1)	733,777	14,173	1.93
Residential real-estate (1)	367,573	4,813	1.31
Total core loan portfolio	$7,538,288	$95,492	1.27%
Commercial:
Franchise	$202,240	$1,647	0.81%
Mortgage warehouse lines of credit	174,422	1,571	0.90
Community Advantage - homeowner associations	83,003	208	0.25
Aircraft	13,174	33	0.25
Purchased non-covered commercial loans (2)	52,924	107	0.20
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	251,858	615	0.24
Purchased non-covered home equity (2)	24,483	32	0.13
Purchased non-covered residential real-estate (2)	17,388	12	0.07
Premium finance receivables
U.S. commercial insurance loans	1,900,889	4,632	0.24
Canada commercial insurance loans (2)	264,845	200	0.08
Life insurance loans (1)	1,346,697	436	0.03
Purchased life insurance loans (2)	474,450	—	—
Indirect consumer	64,521	263	0.41
Consumer and other (1)	98,830	1,580	1.60
Purchased non-covered consumer and other (2)	8,880	14	0.16
Total consumer, niche and purchased loan portfolio	$4,978,604	$11,350	0.23%
Total loans, net of unearned income, excluding covered loans	$12,516,892	$106,842	0.85%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

	As of March 31, 2013
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:
Commercial and industrial (1)	$1,555,054	$18,229	1.17%
Asset-based lending (1)	684,327	6,307	0.92
Municipal (1)	89,508	880	0.98
Leases (1)	97,337	261	0.27
Other (1)	127	1	0.79
Commercial real-estate:
Residential construction (1)	36,669	1,200	3.27
Commercial construction (1)	161,828	2,749	1.70
Land (1)	132,166	5,198	3.93
Office (1)	564,713	5,634	1.00
Industrial (1)	589,467	6,602	1.12
Retail (1)	572,559	5,592	0.98
Multi-family (1)	475,743	12,778	2.69
Mixed use and other (1)	1,261,710	16,239	1.29
Home equity (1)	745,970	12,102	1.62
Residential real-estate (1)	354,699	5,133	1.45
Total core loan portfolio	$7,321,877	$98,905	1.35%
Commercial:
Franchise	$194,511	$1,655	0.85%
Mortgage warehouse lines of credit	131,970	1,288	0.98
Community Advantage - homeowner associations	82,763	207	0.25
Aircraft	14,112	74	0.52
Purchased non-covered commercial loans (2)	22,986	50	0.22
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	195,610	416	0.21
Purchased non-covered home equity (2)	13,248	20	0.15
Purchased non-covered residential real-estate (2)	5,953	7	0.12
Premium finance receivables
U.S. commercial insurance loans	1,755,064	5,402	0.31
Canada commercial insurance loans (2)	242,096	167	0.07
Life insurance loans (1)	1,253,781	502	0.04
Purchased life insurance loans (2)	499,731	—	—
Indirect consumer	69,245	277	0.40
Consumer and other (1)	91,322	1,369	1.50
Purchased non-covered consumer and other (2)	6,043	9	0.15
Total consumer, niche and purchased loan portfolio	$4,578,435	$11,443	0.25%
Total loans, net of unearned income, excluding covered loans	$11,900,312	$110,348	0.93%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

As part of a quarterly review performed by Management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio was shown on the previous pages as of June 30, 2013 and March 31, 2013. The allowance for loan losses to core loans was 1.27% compared to 0.23% for consumer, niche and purchased loans and 0.85% for the entire loan portfolio as of June 30, 2013. As of March 31, 2013, the allowance for loan losses to core loans was 1.35% compared to 0.25% for consumer, niche and purchased loans and 0.93% for the entire loan portfolio.
The decrease in the total allowance for loan losses to total loans and the allowance for loan losses to core loans in the second quarter of 2013 compared to the first quarter of 2013 was primarily attributable to a $2.7 million decrease in ASC 310 reserves (specific reserves) on the core portfolio.
ASC 450 reserve (general reserves) as a percentage of core loans was 1.14% at June 30, 2013 and 1.19% at March 31, 2013. This decrease was attributable to a slight decrease in the ASC 450 reserve factors, which are influenced by declining historical charge-offs.

The table below shows the aging of the Company’s loan portfolio at June 30, 2013:

		90+ days	60-89	30-59
As of June 30, 2013		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$15,432	$—	$2,940	$9,933	$1,423,823	$1,452,128
Franchise	—	—	—	450	201,790	202,240
Mortgage warehouse lines of credit	—	—	—	—	174,422	174,422
Community Advantage - homeowners association	—	—	—	—	83,003	83,003
Aircraft	—	—	—	—	13,174	13,174
Asset-based lending	1,816	100	2,305	7,127	919,106	930,454
Municipal	—	—	—	—	151,492	151,492
Leases	—	—	—	—	102,409	102,409
Other	—	—	—	—	98	98
Purchased non-covered commercial (1)	—	190	—	1,632	9,334	11,156
Total commercial	17,248	290	5,245	19,142	3,078,651	3,120,576
Commercial real-estate
Residential construction	2,659	3,263	379	—	32,998	39,299
Commercial construction	7,857	—	1,271	70	128,845	138,043
Land	5,742	—	330	4,141	106,640	116,853
Office	6,324	—	4,210	2,720	584,503	597,757
Industrial	5,773	—	4,597	4,984	600,147	615,501
Retail	7,471	—	1,760	2,031	596,129	607,391
Multi-family	3,337	—	401	3,149	526,681	533,568
Mixed use and other	15,662	—	2,183	10,379	1,349,936	1,378,160
Purchased non-covered commercial real-estate (1)	—	6,466	3,430	6,226	51,289	67,411
Total commercial real-estate	54,825	9,729	18,561	33,700	3,977,168	4,093,983
Home equity	12,322	25	2,085	5,821	738,007	758,260
Residential real estate	10,213	—	1,896	1,836	368,696	382,641
Purchased non-covered residential real estate (1)	—	—	46	260	2,014	2,320
Premium finance receivables
Commercial insurance loans	13,605	6,671	6,592	11,386	2,127,480	2,165,734
Life insurance loans	16	1,212	7,896	—	1,337,573	1,346,697
Purchased life insurance loans (1)	—	—	—	—	474,450	474,450
Indirect consumer	91	217	28	428	63,757	64,521
Consumer and other	1,677	—	484	156	105,055	107,372
Purchased non-covered consumer and other (1)	—	28	—	—	310	338
Total loans, net of unearned income, excluding covered loans	$109,997	$18,172	$42,833	$72,729	$12,273,161	$12,516,892
Covered loans	3,982	97,000	10,568	4,852	338,200	454,602
Total loans, net of unearned income	$113,979	$115,172	$53,401	$77,581	$12,611,361	$12,971,494

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.1%	—%	0.2%	0.7%	98.0%	100.0%
Franchise	—	—	—	0.2	99.8	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	—	100.0	100.0
Asset-based lending	0.2	—	0.2	0.8	98.8	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial(1)	—	1.7	—	14.6	83.7	100.0
Total commercial	0.6	—	0.2	0.6	98.6	100.0
Commercial real-estate
Residential construction	6.8	8.3	1.0	—	83.9	100.0
Commercial construction	5.7	—	0.9	0.1	93.3	100.0
Land	4.9	—	0.3	3.5	91.3	100.0
Office	1.1	—	0.7	0.5	97.7	100.0
Industrial	0.9	—	0.7	0.8	97.6	100.0
Retail	1.2	—	0.3	0.3	98.2	100.0
Multi-family	0.6	—	0.1	0.6	98.7	100.0
Mixed use and other	1.1	—	0.2	0.8	97.9	100.0
Purchased non-covered commercial real-estate (1)	—	9.6	5.1	9.2	76.1	100.0
Total commercial real-estate	1.3	0.2	0.5	0.8	97.2	100.0
Home equity	1.6	—	0.3	0.8	97.3	100.0
Residential real estate	2.7	—	0.5	0.5	96.3	100.0
Purchased non-covered residential real estate(1)	—	—	2.0	11.2	86.8	100.0
Premium finance receivables
Commercial insurance loans	0.6	0.3	0.3	0.5	98.3	100.0
Life insurance loans	—	0.1	0.6	—	99.3	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.1	0.3	—	0.7	98.9	100.0
Consumer and other	1.6	—	0.5	0.1	97.8	100.0
Purchased non-covered consumer and other(1)	—	8.3	—	—	91.7	100.0
Total loans, net of unearned income, excluding covered loans	0.9%	0.1%	0.3%	0.6%	98.1%	100.0%
Covered loans	0.9	21.3	2.3	1.1	74.4	100.0
Total loans, net of unearned income	0.9%	0.9%	0.4%	0.6%	97.2%	100.0%
As of June 30, 2013, $42.8 million of all loans, excluding covered loans, or 0.3%, were 60 to 89 days past due and $72.7 million, or 0.6%, were 30 to 59 days (or one payment) past due. As of March 31, 2013, $38.2 million of all loans, excluding covered loans, or 0.3%, were 60 to 89 days past due and $102.1 million, or 0.9%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at June 30, 2013 that are current with regard to the contractual terms of the loan agreement represent 97.3% of the total home equity portfolio. Residential real estate loans at June 30, 2013 that are current with regards to the contractual terms of the loan agreements comprise 96.3% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio at March 31, 2013:

		90+ days	60-89	30-59
As of March 31, 2013		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$17,717	$—	$1,150	$16,710	$1,533,999	$1,569,576
Franchise	125	—	—	76	194,310	194,511
Mortgage warehouse lines of credit	—	—	—	—	131,970	131,970
Community Advantage - homeowners association	—	—	—	—	82,763	82,763
Aircraft	—	—	—	—	14,112	14,112
Asset-based lending	531	—	483	5,518	680,723	687,255
Municipal	—	—	—	—	89,508	89,508
Leases	—	—	—	844	97,186	98,030
Other	—	—	—	—	127	127
Purchased non-covered commercial(1)	—	449	—	—	4,394	4,843
Total commercial	18,373	449	1,633	23,148	2,829,092	2,872,695
Commercial real-estate
Residential construction	3,094	—	945	—	33,044	37,083
Commercial construction	1,086	—	9,521	—	151,751	162,358
Land	17,976	—	—	11,563	104,039	133,578
Office	3,564	—	8,990	4,797	567,333	584,684
Industrial	7,137	—	—	986	587,402	595,525
Retail	7,915	—	6,970	5,953	565,963	586,801
Multi-family	2,088	—	1,036	4,315	505,346	512,785
Mixed use and other	18,947	—	1,573	13,560	1,288,754	1,322,834
Purchased non-covered commercial real-estate (1)	—	1,866	251	3,333	49,367	54,817
Total commercial real-estate	61,807	1,866	29,286	44,507	3,852,999	3,990,465
Home equity	14,891	—	1,370	4,324	738,633	759,218
Residential real estate	9,606	—	782	8,680	340,751	359,819
Purchased non-covered residential real estate (1)	—	—	198	—	635	833
Premium finance receivables
Commercial insurance loans	12,068	7,677	4,647	19,323	1,953,445	1,997,160
Life insurance loans	20	2,256	—	1,340	1,250,165	1,253,781
Purchased life insurance loans (1)	—	—	—	—	499,731	499,731
Indirect consumer	95	145	127	221	68,657	69,245
Consumer and other	1,695	—	160	493	92,379	94,727
Purchased non-covered consumer and other (1)	—	—	—	20	2,618	2,638
Total loans, net of unearned income, excluding covered loans	$118,555	$12,393	$38,203	$102,056	$11,629,105	$11,900,312
Covered loans	1,820	115,482	1,454	12,268	387,637	518,661
Total loans, net of unearned income	$120,375	$127,875	$39,657	$114,324	$12,016,742	$12,418,973

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.1%	—%	0.1%	1.1%	97.7%	100.0%
Franchise	0.1	—	—	—	99.9	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	—	100.0	100.0
Asset-based lending	0.1	—	0.1	0.8	99.0	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	0.9	99.1	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial(1)	—	9.3	—	—	90.7	100.0
Total commercial	0.6	—	0.1	0.8	98.5	100.0
Commercial real-estate
Residential construction	8.3	—	2.6	—	89.1	100.0
Commercial construction	0.7	—	5.9	—	93.4	100.0
Land	13.5	—	—	8.7	77.8	100.0
Office	0.6	—	1.5	0.8	97.1	100.0
Industrial	1.2	—	—	0.2	98.6	100.0
Retail	1.4	—	1.2	1.0	96.4	100.0
Multi-family	0.4	—	0.2	0.8	98.6	100.0
Mixed use and other	1.4	—	0.1	1.0	97.5	100.0
Purchased non-covered commercial real-estate (1)	—	3.4	0.5	6.1	90.0	100.0
Total commercial real-estate	1.6	0.1	0.7	1.1	96.5	100.0
Home equity	2.0	—	0.2	0.6	97.2	100.0
Residential real estate	2.7	—	0.2	2.4	94.7	100.0
Purchased non-covered residential real estate (1)	—	—	23.8	—	76.2	100.0
Premium finance receivables
Commercial insurance loans	0.6	0.4	0.2	1.0	97.8	100.0
Life insurance loans	—	0.2	—	0.1	99.7	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.1	0.2	0.2	0.3	99.2	100.0
Consumer and other	1.8	—	0.2	0.5	97.5	100.0
Purchased non-covered consumer and other (1)	—	—	—	0.8	99.2	100.0
Total loans, net of unearned income, excluding covered loans	1.0%	0.1%	0.3%	0.9%	97.7%	100.0%
Covered loans	0.4	22.3	0.3	2.4	74.6	100.0
Total loans, net of unearned income	1.0%	1.0%	0.3%	0.9%	96.8%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets and troubled debt restructurings ("TDRs") performing under the contractual terms of the loan agreement, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2013	2013	2012
Loans past due greater than 90 days and still accruing(1):
Commercial	$100	$—	$—
Commercial real-estate	3,263	—	—
Home equity	25	—	—
Residential real-estate	—	—	—
Premium finance receivables - commercial	6,671	7,677	5,184
Premium finance receivables - life insurance	1,212	2,256	—
Indirect consumer	217	145	234
Consumer and other	—	—	—
Total loans past due greater than 90 days and still accruing	11,488	10,078	5,418
Non-accrual loans(2):
Commercial	17,248	18,373	30,473
Commercial real-estate	54,825	61,807	56,077
Home equity	12,322	14,891	10,583
Residential real-estate	10,213	9,606	9,387
Premium finance receivables - commercial	13,605	12,068	7,404
Premium finance receivables - life insurance	16	20	—
Indirect consumer	91	95	132
Consumer and other	1,677	1,695	1,446
Total non-accrual loans	109,997	118,555	115,502
Total non-performing loans:
Commercial	17,348	18,373	30,473
Commercial real-estate	58,088	61,807	56,077
Home equity	12,347	14,891	10,583
Residential real-estate	10,213	9,606	9,387
Premium finance receivables - commercial	20,276	19,745	12,588
Premium finance receivables - life insurance	1,228	2,276	—
Indirect consumer	308	240	366
Consumer and other	1,677	1,695	1,446
Total non-performing loans	$121,485	$128,633	$120,920
Other real estate owned	46,169	50,593	66,532
Other real estate owned - obtained in acquisition	10,856	5,584	6,021
Other repossessed assets	1,032	4,315	—
Total non-performing assets	$179,542	$189,125	$193,473
TDRs performing under the contractual terms of the loan agreement	93,810	97,122	156,590
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.56%	0.64%	1.14%
Commercial real-estate	1.42	1.55	1.53
Home equity	1.63	1.96	1.29
Residential real-estate	2.65	2.66	2.50
Premium finance receivables - commercial	0.94	0.99	0.69
Premium finance receivables - life insurance	0.07	0.13	—
Indirect consumer	0.48	0.35	0.51
Consumer and other	1.56	1.74	1.34
Total loans, net of unearned income	0.97%	1.08%	1.08%
Total non-performing assets as a percentage of total assets	1.02%	1.11%	1.17%
Allowance for loan losses as a percentage of total non-performing loans	87.95%	85.79%	92.56%

(1) As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.
(2) Non-accrual loans included TDRs totaling $32.4 million, $19.2 million, and $15.7 million as of June 30, 2013, March 31, 2013, and June 30, 2012, respectively.

Non-performing Commercial and Commercial Real Estate
Commercial non-performing loans totaled $17.3 million as of June 30, 2013 compared to $18.4 million as of March 31, 2013 and $30.5 million as of June 30, 2012. Commercial real estate non-performing loans totaled $58.1 million as of June 30, 2013 compared to $61.8 million as of March 31, 2013 and $56.1 million as of June 30, 2012.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.
Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $22.6 million as of June 30, 2013. The balance decreased $1.9 million from March 31, 2013 and increased $2.6 million from June 30, 2012. The June 30, 2013 non-performing balance is comprised of $10.2 million of residential real estate (56 individual credits) and $12.3 million of home equity loans (59 individual credits). On average, this is approximately 8 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Insurance Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of June 30, 2013 and 2012, and the amount of net charge-offs for the quarters then ended.

	June 30,	June 30,
(Dollars in thousands)	2013	2012
Non-performing premium finance receivables - commercial	$20,276	$12,588
- as a percent of premium finance receivables - commercial outstanding	0.94%	0.69%
Net charge-offs of premium finance receivables - commercial	$1,027	$591
- annualized as a percent of average premium finance receivables - commercial	0.20%	0.14%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward
The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three month periods ending June 30, 2013 and 2012:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2013	2012	2013	2012
Balance at beginning of period	$128,633	$113,621	$118,083	$120,084
Additions, net	21,348	35,860	49,378	53,727
Return to performing status	(817)	(1,116)	(817)	(2,038)
Payments received	(10,552)	(9,823)	(14,673)	(14,463)
Transfer to OREO and other repossessed assets	(5,271)	(6,555)	(12,161)	(13,156)
Charge-offs	(11,325)	(11,637)	(20,473)	(22,944)
Net change for niche loans (1)	(531)	570	2,148	(290)
Balance at end of period	$121,485	$120,920	$121,485	$120,920

(1)	This includes activity for premium finance receivables and indirect consumer loans.
TDRs
The table below presents a summary of TDRs for the respective period, presented by loan category and accrual status:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2013	2013	2012
Accruing TDRs:
Commercial	$7,316	$9,073	$21,478
Commercial real estate	82,072	83,396	128,662
Residential real estate and other	4,422	4,653	6,450
Total accrual	$93,810	$97,122	$156,590
Non-accrual TDRs: (1)
Commercial	$1,904	$2,764	$1,562
Commercial real estate	28,552	14,907	13,215
Residential real estate and other	1,930	1,552	939
Total non-accrual	$32,386	$19,223	$15,716
Total TDRs:
Commercial	$9,220	$11,837	$23,040
Commercial real estate	110,624	98,303	141,877
Residential real estate and other	6,352	6,205	7,389
Total TDRs	$126,196	$116,345	$172,306
Weighted-average contractual interest rate of TDRs	4.06%	4.14%	4.19%

(1)	Included in total non-performing loans.
At June 30, 2013, the Company had $126.2 million in loans modified in TDRs. The $126.2 million in TDRs represents 167 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. The balance increased from $116.3 million representing 167 credits at March 31, 2013 and decreased from $172.3 million representing 185 credits at June 30, 2012. The $9.9 million increase in the second quarter of 2013 compared to the first quarter of 2013 was primarily attributable to two credit relationships totaling $12.6 million determined to be non-accrual TDRs during the period.

The table below presents a summary of TDRs as of June 30, 2013 and June 30, 2012, and shows the changes in the balance during the periods presented:
Three Months Ended June 30, 2013

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$11,837	$98,303	$6,205	$116,345
Additions during the period	—	14,067	401	14,468
Reductions:
Charge-offs	(27)	(371)	(240)	(638)
Transferred to OREO and other repossessed assets	—	(670)	—	(670)
Removal of TDR loan status (1)	(2,231)	—	—	(2,231)
Payments received	(359)	(705)	(14)	(1,078)
Balance at period end	$9,220	$110,624	$6,352	$126,196
Three Months Ended June 30, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$10,789	$146,321	$7,936	$165,046
Additions during the period	12,765	7,860	29	20,654
Reductions:
Charge-offs	(161)	(1,316)	(294)	(1,771)
Transferred to OREO and other repossessed assets	—	—	—	—
Removal of TDR loan status (1)	(200)	(1,414)	(273)	(1,887)
Payments received	(153)	(9,574)	(9)	(9,736)
Balance at period end	$23,040	$141,877	$7,389	$172,306

(1)
Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

Six Months Ended June 30, 2013

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$17,995	$102,415	$6,063	$126,473
Additions during the period	708	15,259	778	16,745
Reductions:
Charge-offs	(2,169)	(1,743)	(257)	(4,169)
Transferred to OREO and other repossessed assets	(3,800)	(837)	(103)	(4,740)
Removal of TDR loan status (1)	(2,840)	—	—	(2,840)
Payments received	(674)	(4,470)	(129)	(5,273)
Balance at period end	$9,220	$110,624	$6,352	$126,196

Six Months Ended June 30, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$10,834	$112,796	$6,888	$130,518
Additions during the period	12,883	46,379	1,089	60,351
Reductions:
Charge-offs	(161)	(2,658)	(294)	(3,113)
Transferred to OREO and other repossessed assets	—	(2,129)	—	(2,129)
Removal of TDR loan status (1)	(200)	(1,877)	(273)	(2,350)
Payments received	(316)	(10,634)	(21)	(10,971)
Balance at period end	$23,040	$141,877	$7,389	$172,306

(1)
Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

The Company’s approach to restructuring loans, excluding those acquired with evidence of credit quality deterioration since origination, is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan at the time of each modification. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer and/or concurrence credit officer. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.
A modification of a loan, excluding those acquired with evidence of credit quality deterioration since origination, with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for TDR classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan, excluding those acquired with evidence of credit quality deterioration since origination, where the credit risk rating is five or better both before and after such modification is not considered to be a TDR. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. The Managed Assets Division, in consultation with the respective loan officer, determines whether the modified interest rate represented a current market rate at the time of restructuring. Using knowledge of current market conditions and rates, competitive pricing on recent loan originations, and an assessment of various characteristics of the modified loan (including collateral position and payment history), an appropriate market rate for a new borrower with similar risk is determined. If the modified interest rate meets or exceeds this market rate for a new borrower with similar risk, the modified interest rate represents a market rate at the time of restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan. Loans classified as TDRs that are re-modified subsequent to the initial determination will continue to be classified as TDRs following the re-modification, unless the requirements for removal from TDR classification discussed above are satisfied at the time of the re-modification.
TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve. The Company, in accordance with ASC 310-10, continues to individually measure impairment of these loans after the TDR classification is removed.

Each TDR was reviewed for impairment at June 30, 2013 and approximately $4.0 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses. For TDRs in which impairment is calculated by the present value of future cash flows, the Company records interest income representing the decrease in impairment resulting from the passage of time during the respective period, which differs from interest income from contractually required interest on these specific loans. For the three months ended June 30, 2013 and 2012, the Company recorded $296,000 and $272,000, respectively, in interest income representing this decrease in impairment. For the six months ended June 30, 2013 and 2012, the Company recorded $522,000 and $510,000, respectively, in interest income representing this decrease in impairment.
Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of June 30, 2013 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	June 30,	March 31	June 30,
(Dollars in thousands)	2013	2013	2012
Balance at beginning of period	$56,177	$62,891	$76,236
Disposals/resolved	(9,488)	(7,498)	(7,523)
Transfers in at fair value, less costs to sell	7,262	2,128	8,850
Additions from acquisition	6,818	—	—
Fair value adjustments	(3,744)	(1,344)	(5,010)
Balance at end of period	$57,025	$56,177	$72,553

	Period End
	June 30,	March 31,	June 30,
Balance by Property Type	2013	2013	2012
Residential real estate	$7,327	$7,312	$7,830
Residential real estate development	6,950	10,133	13,464
Commercial real estate	42,748	38,732	51,259
Total	$57,025	$56,177	$72,553

Other Repossessed Assets

At June 30, 2013, the Company had $1.0 million of other repossessed assets compared to $4.3 million as of March 31, 2013. The decrease in other repossessed assets during the period was primarily attributable to the sale in the second quarter of 2013 of an airplane repossessed at a fair value of $3.8 million in the first quarter of 2013.

Covered Assets
In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated

Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.
The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2013	2013	2012
Period End Balances:
Loans	$454,602	$518,661	$614,062
Other real estate owned	95,476	72,240	34,860
Other assets	2,272	681	916
FDIC Indemnification asset	137,681	170,696	222,568
Total covered assets	$690,031	$762,278	$872,406
Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter:	$12,272	$13,454	$17,735
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	1,246	1,600	11,591
Benefit attributable to FDIC loss share agreements	(997)	(1,280)	(9,294)
Net provision for covered loan losses	249	320	2,297
Increase (decrease) in FDIC indemnification asset	997	1,280	9,294
Loans charged-off	(2,266)	(2,791)	(8,793)
Recoveries of loans charged-off	3,177	9	27
Net charge-offs	911	(2,782)	(8,766)
Balance at end of quarter	$14,429	$12,272	$20,560

Changes in Accretable Yield
The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the pool of loans. The accretable yield is affected by:

•
Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•
Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
	Bank	Life Insurance Premium	Bank	Life Insurance Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$121,725	$11,218	$182,222	$15,848
Acquisitions	2,055	—	—	—
Accretable yield amortized to interest income	(9,347)	(2,254)	(13,387)	(2,749)
Accretable yield amortized to indemnification asset(1)	(11,906)	—	(18,063)	—
Reclassification from non-accretable difference(2)	30,792	1,007	7,590	1,145
(Decreases) increases in interest cash flows due to payments and changes in interest rates	(2,463)	316	13,439	382
Accretable yield, ending balance (3)	$130,856	$10,287	$171,801	$14,626

	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
	Bank	Life Insurance Premium	Bank	Life Insurance Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$143,224	$13,055	$173,120	$18,861
Acquisitions	1,977	—	2,288	—
Accretable yield amortized to interest income	(18,924)	(4,273)	(28,279)	(6,486)
Accretable yield amortized to indemnification asset(1)	(20,612)	—	(39,440)	—
Reclassification from non-accretable difference(2)	36,204	1,007	49,191	1,145
(Decreases) increases in interest cash flows due to payments and changes in interest rates	(11,013)	498	14,921	1,106
Accretable yield, ending balance (3)	$130,856	$10,287	$171,801	$14,626

(1)	Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.

(2)	Reclassification is the result of subsequent increases in expected principal cash flows.

(3)
As of June 30, 2013, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $52.2 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

Items Impacting Comparative Financial Results:
Acquisitions
On May 1, 2013, the Company completed its acquisition of First Lansing Bancorp, Inc. ("FLB"). FLB was the parent company of First National Bank of Illinois ("FNBI"). FNBI is headquartered in Lansing, Illinois and operates seven banking locations in the south and southwest suburbs of Chicago, as well as one location in northwest Indiana. As part of the transaction, First Lansing Bancorp merged into the Company's wholly-owned subsidiary bank, Old Plank Trail Community Bank, N.A. (“Old Plank Trail Bank”), and the seven banking locations acquired are operating as branches of Old Plank Trail Bank. FNBI had approximately $365 million in assets and approximately $323 million in deposits as of the acquisition date, prior to purchase accounting adjustments.

On December 12, 2012, the Company completed its acquisition of HPK Financial Corporation (“HPK”).  HPK was the parent company of Hyde Park Bank & Trust Company, an Illinois state bank, (“Hyde Park Bank”), which operated two banking locations in the Hyde Park neighborhood of Chicago, Illinois.  As part of the transaction, Hyde Park Bank merged into the Company's wholly-owned subsidiary bank, Beverly Bank & Trust Company, N.A. (“Beverly Bank”), and the two acquired banking locations are operating as branches of Beverly Bank under the brand name Hyde Park Bank. HPK had approximately $358 million in assets and $243 million in deposits as of the acquisition date, prior to purchase accounting adjustments. The Company recorded goodwill of $12.6 million on the acquisition.

On September 28, 2012, the Company's wholly-owned subsidiary bank Old Plank Trail Community Bank, N.A. (“Old Plank Trail Bank”), acquired certain assets and liabilities and the banking operations of First United Bank of Crete, Illinois ("First United Bank") in an FDIC-assisted transaction. First United Bank operated four locations in Illinois; one in Crete, two in Frankfort and one in Steger, as well as one location in St. John, Indiana which was subsequently closed.

On July 20, 2012, the Company's wholly-owned subsidiary bank, Hinsdale Bank and Trust Company (“Hinsdale Bank”), assumed the deposits and banking operations of Second Federal Savings and Loan Association of Chicago ("Second Federal") in an FDIC-assisted transaction. Second Federal operated three locations in Illinois; two in Chicago (Brighton Park and Little Village neighborhoods) and one in Cicero. The Company subsequently divested the deposits and banking operations of Second Federal. See "Divestiture of Previous FDIC-Assisted Acquisition" on page 43 for more information.

On June 8, 2012, the Company's wholly-owned subsidiary bank Lake Forest Bank and Trust Company (“Lake Forest Bank”), completed its acquisition of Macquarie Premium Funding Inc., the Canadian insurance premium funding business of Macquarie Group. Through this transaction, Lake Forest Bank acquired approximately $213 million of gross premium finance receivables outstanding. The Company recorded goodwill of approximately $22 million on the acquisition.

On April 13, 2012, the Company's wholly-owned subsidiary bank, Old Plank Trail Bank, completed its acquisition of a branch of Suburban Bank & Trust Company (“Suburban”) located in Orland Park, Illinois. Through this transaction, Old Plank Trail Bank acquired approximately $52 million of deposits and $3 million of loans. The Company recorded goodwill of $1.5 million on the branch acquisition.

On March 30, 2012, the Company's wholly-owned subsidiary bank, The Chicago Trust Company, N.A. (“CTC”), completed its acquisition of the trust operations of Suburban. Through this transaction, CTC acquired trust accounts having assets under administration of approximately $160 million, in addition to land trust accounts and various other assets. The Company recorded goodwill of $1.8 million on the acquisition.

On February 10, 2012, the Company's wholly-owned subsidiary, Barrington Bank and Trust Company, N.A. (“Barrington”), acquired certain assets and liabilities and the banking operations of Charter National Bank and Trust (“Charter National”) in an FDIC-assisted transaction. Charter National operated two locations: one in Hoffman Estates and one in Hanover Park.
Summary of FDIC-assisted transactions in the past twelve months
•    Old Plank Trail Bank assumed approximately $316 million of the outstanding deposits and approximately $310 million of assets of First United Bank on September 28, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $6.7 million was recognized on this transaction.

•    Hinsdale Bank assumed approximately $169 million of the outstanding deposits and approximately $10 million of assets of Second Federal on July 20, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $43,000 was recognized on this transaction.

•    Barrington assumed approximately $89 million of the outstanding deposits and approximately $94 million of assets of Charter National on February 10, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $785,000 was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect to such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.
Divestiture of Previous FDIC-Assisted Acquisition
On February 1, 2013, Hinsdale Bank completed its divestiture of the deposits and current banking operations of Second Federal, which were acquired in an FDIC-assisted transaction on July 20, 2012, to Self-Help Federal Credit Union. Through this transaction, the Company divested approximately $149 million of related deposits.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Crete, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lindenhurst, Lynwood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Orland Park, Palatine, Park Ridge, Plainfield, Prospect Heights, Ravinia, Riverside, Rogers Park, Roselle, Shorewood, Skokie, South Holland, Spring Grove, Steger, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Menomenee Falls and Wales, Wisconsin and Dyer, Indiana.
Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2012 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	market conditions in the commercial real estate market in the Chicago metropolitan area;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss- sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the possibility that certain European Union member states will default on their debt obligations, which may affect the Company’s liquidity, financial conditions and results of operations;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•
legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 10:00 a.m. (CT) Wednesday, July 17, 2013 regarding second quarter 2013 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #12571968. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2013 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information
Selected Financial Highlights - 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Selected Financial Condition Data (at end of period):
Total assets	$17,613,546	$17,074,247	$17,519,613	$17,018,592	$16,576,282
Total loans, excluding covered loans	12,516,892	11,900,312	11,828,943	11,489,900	11,202,842
Total deposits	14,365,854	13,962,757	14,428,544	13,847,965	13,057,581
Junior subordinated debentures	249,943	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,836,660	1,825,688	1,804,705	1,761,300	1,722,074
Selected Statements of Income Data:
Net interest income	135,824	130,713	132,776	132,575	128,270
Net revenue (1)	199,819	188,092	197,965	195,520	179,205
Pre-tax adjusted earnings (2)	70,920	68,263	72,441	69,436	68,928
Net income	34,307	32,052	30,089	32,302	25,595
Net income per common share – Basic	$0.85	$0.80	$0.75	$0.82	$0.63
Net income per common share – Diluted	$0.69	$0.65	$0.61	$0.66	$0.52
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.50%	3.41%	3.40%	3.50%	3.51%
Non-interest income to average assets	1.49%	1.35%	1.50%	1.50%	1.26%
Non-interest expense to average assets	2.97%	2.82%	2.99%	2.97%	2.89%
Net overhead ratio (2) (3)	1.49%	1.47%	1.48%	1.47%	1.63%
Net overhead ratio - pre-tax adjusted earnings (2) (3)	1.51%	1.47%	1.39%	1.50%	1.46%
Efficiency ratio - FTE (2) (4)	63.97%	63.78%	66.13%	63.67%	65.63%
Efficiency ratio - pre-tax adjusted earnings (2) (4)	63.78%	63.46%	62.62%	63.31%	61.35%
Return on average assets	0.80%	0.75%	0.69%	0.77%	0.63%
Return on average common equity	7.55%	7.27%	6.79%	7.57%	6.08%
Return on average tangible common equity	9.70%	9.35%	8.71%	9.78%	7.80%
Average total assets	$17,283,985	$17,256,843	$17,248,650	$16,705,429	$16,319,207
Average total shareholders’ equity	1,859,265	1,818,127	1,786,824	1,736,740	1,695,440
Average loans to average deposits ratio	88.7%	86.6%	85.6%	89.3%	88.2%
Average loans to average deposits ratio (including covered loans)	92.2	90.4	90.0	93.8	93.4
Common Share Data at end of period:
Market price per common share	$38.28	$37.04	$36.70	$37.57	$35.50
Book value per common share (2)	$37.84	$38.13	$37.78	$37.25	$35.86
Tangible common book value per share (2)	$29.25	$29.74	$29.28	$28.93	$27.69
Common shares outstanding	37,725,143	37,013,707	36,861,956	36,411,382	36,340,843
Other Data at end of period:(8)
Leverage Ratio(5)	10.4%	10.2%	10.0%	10.2%	10.2%
Tier 1 Capital to risk-weighted assets (5)	12.0%	12.4%	12.1%	12.2%	12.2%
Total capital to risk-weighted assets (5)	12.8%	13.5%	13.1%	13.3%	13.4%
Tangible common equity ratio (TCE) (2) (7)	7.4%	7.7%	7.4%	7.4%	7.4%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.5%	8.8%	8.4%	8.4%	8.4%
Allowance for credit losses (6)	$110,405	$125,635	$121,988	$124,914	$124,823
Non-performing loans	121,485	128,633	118,083	117,891	120,920
Allowance for credit losses to total loans (6)	0.88%	1.06%	1.03%	1.09%	1.11%
Non-performing loans to total loans	0.97%	1.08%	1.00%	1.03%	1.08%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	117	108	111	109	100

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2013	2013	2012	2012	2012
Assets
Cash and due from banks	$224,286	$199,575	$284,731	$186,752	$176,529
Federal funds sold and securities purchased under resale agreements	9,013	13,626	30,297	26,062	15,227
Interest-bearing deposits with other banks	440,656	685,302	1,035,743	934,430	1,117,888
Available-for-sale securities, at fair value	1,843,824	1,870,831	1,796,076	1,256,768	1,196,702
Trading account securities	659	1,036	583	635	608
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	79,354	76,601	79,564	80,687	92,792
Brokerage customer receivables	26,214	25,614	24,864	30,633	31,448
Mortgage loans held-for-sale, at fair value	525,027	370,570	385,033	548,300	511,566
Mortgage loans held-for-sale, at lower of cost or market	12,964	10,352	27,167	21,685	14,538
Loans, net of unearned income, excluding covered loans	12,516,892	11,900,312	11,828,943	11,489,900	11,202,842
Covered loans	454,602	518,661	560,087	657,525	614,062
Total loans	12,971,494	12,418,973	12,389,030	12,147,425	11,816,904
Less: Allowance for loan losses	106,842	110,348	107,351	112,287	111,920
Less: Allowance for covered loan losses	14,429	12,272	13,454	21,926	20,560
Net loans	12,850,223	12,296,353	12,268,225	12,013,212	11,684,424
Premises and equipment, net	512,928	504,803	501,205	461,905	449,608
FDIC indemnification asset	137,681	170,696	208,160	238,305	222,568
Accrued interest receivable and other assets	573,709	485,746	511,617	557,884	710,275
Trade date securities receivable	—	—	—	307,295	—
Goodwill	356,871	343,632	345,401	331,634	330,896
Other intangible assets	20,137	19,510	20,947	22,405	21,213
Total assets	$17,613,546	$17,074,247	$17,519,613	$17,018,592	$16,576,282
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,450,659	$2,243,440	$2,396,264	$2,162,215	$2,047,715
Interest bearing	11,915,195	11,719,317	12,032,280	11,685,750	11,009,866
Total deposits	14,365,854	13,962,757	14,428,544	13,847,965	13,057,581
Notes payable	1,729	31,911	2,093	2,275	2,457
Federal Home Loan Bank advances	585,942	414,032	414,122	414,211	564,301
Other borrowings	252,776	256,244	274,411	377,229	375,523
Secured borrowings - owed to securitization investors	—	—	—	—	360,825
Subordinated notes	10,000	15,000	15,000	15,000	15,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	577	1,250	—	412	19,025
Accrued interest payable and other liabilities	310,515	317,872	331,245	350,707	210,003
Total liabilities	15,776,886	15,248,559	15,714,908	15,257,292	14,854,208
Shareholders’ Equity:
Preferred stock	176,476	176,441	176,406	176,371	176,337
Common stock	37,985	37,272	37,108	36,647	36,573
Surplus	1,066,796	1,040,098	1,036,295	1,018,417	1,013,428
Treasury stock	(8,214)	(8,187)	(7,838)	(7,490)	(7,374)
Retained earnings	612,821	581,131	555,023	527,550	501,139
Accumulated other comprehensive (loss) income	(49,204)	(1,067)	7,711	9,805	1,971
Total shareholders’ equity	1,836,660	1,825,688	1,804,705	1,761,300	1,722,074
Total liabilities and shareholders’ equity	$17,613,546	$17,074,247	$17,519,613	$17,018,592	$16,576,282

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2013	2013	2012	2012	2012
Interest income
Interest and fees on loans	$145,983	$142,114	$146,946	$149,271	$144,100
Interest bearing deposits with banks	411	569	739	362	203
Federal funds sold and securities purchased under resale agreements	4	15	13	7	6
Securities	9,359	8,752	8,086	7,691	10,510
Trading account securities	8	5	6	3	10
Federal Home Loan Bank and Federal Reserve Bank stock	693	684	656	649	641
Brokerage customer receivables	188	174	197	218	221
Total interest income	156,646	152,313	156,643	158,201	155,691
Interest expense
Interest on deposits	13,675	14,504	16,208	16,794	17,273
Interest on Federal Home Loan Bank advances	2,821	2,764	2,835	2,817	2,867
Interest on notes payable and other borrowings	1,132	1,154	1,566	2,024	2,274
Interest on secured borrowings - owed to securitization investors	—	—	—	795	1,743
Interest on subordinated notes	52	59	66	67	126
Interest on junior subordinated debentures	3,142	3,119	3,192	3,129	3,138
Total interest expense	20,822	21,600	23,867	25,626	27,421
Net interest income	135,824	130,713	132,776	132,575	128,270
Provision for credit losses	15,382	15,687	19,546	18,799	20,691
Net interest income after provision for credit losses	120,442	115,026	113,230	113,776	107,579
Non-interest income
Wealth management	15,892	14,828	13,634	13,252	13,393
Mortgage banking	31,734	30,145	34,702	31,127	25,607
Service charges on deposit accounts	5,035	4,793	4,534	4,235	3,994
Gains on available-for-sale securities, net	2	251	2,561	409	1,109
Fees from covered call options	993	1,639	2,156	2,083	3,114
Gain on bargain purchases, net	—	—	85	6,633	(55)
Trading gains (losses), net	3,260	(435)	(120)	(998)	(928)
Other	7,079	6,158	7,637	6,204	4,701
Total non-interest income	63,995	57,379	65,189	62,945	50,935
Non-interest expense
Salaries and employee benefits	79,225	77,513	76,140	75,280	68,139
Equipment	6,413	6,184	6,468	5,888	5,466
Occupancy, net	8,707	8,853	8,480	8,024	7,728
Data processing	4,358	4,599	4,178	4,103	3,840
Advertising and marketing	2,722	2,040	2,725	2,528	2,179
Professional fees	4,191	3,221	3,158	4,653	3,847
Amortization of other intangible assets	1,164	1,120	1,108	1,078	1,089
FDIC insurance	3,003	3,444	3,039	3,549	3,477
OREO expense (income), net	2,284	(1,620)	5,269	3,808	5,848
Other	16,120	14,765	18,983	15,637	15,572
Total non-interest expense	128,187	120,119	129,548	124,548	117,185
Income before taxes	56,250	52,286	48,871	52,173	41,329
Income tax expense	21,943	20,234	18,782	19,871	15,734
Net income	$34,307	$32,052	$30,089	$32,302	$25,595
Preferred stock dividends and discount accretion	$2,617	$2,616	$2,616	$2,616	$2,644
Net income applicable to common shares	$31,690	$29,436	$27,473	$29,686	$22,951
Net income per common share - Basic	$0.85	$0.80	$0.75	$0.82	$0.63
Net income per common share - Diluted	$0.69	$0.65	$0.61	$0.66	$0.52
Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—
Weighted average common shares outstanding	37,486	36,976	36,543	36,381	36,329
Dilutive potential common shares	12,354	12,463	12,458	12,295	7,770
Average common shares and dilutive common shares	49,840	49,439	49,001	48,676	44,099

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances - 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2012	2012
Balance:
Commercial	$3,120,576	$2,872,695	$2,914,798	$2,771,053	$2,673,181
Commercial real estate	4,093,983	3,990,465	3,864,118	3,699,712	3,666,519
Home equity	758,260	759,218	788,474	807,592	820,991
Residential real-estate	384,961	360,652	367,213	376,678	375,494
Premium finance receivables - commercial	2,165,734	1,997,160	1,987,856	1,982,945	1,830,044
Premium finance receivables - life insurance	1,821,147	1,753,512	1,725,166	1,665,620	1,656,200
Indirect consumer (1)	64,521	69,245	77,333	77,378	72,482
Consumer and other	107,710	97,365	103,985	108,922	107,931
Total loans, net of unearned income, excluding covered loans	$12,516,892	$11,900,312	$11,828,943	$11,489,900	$11,202,842
Covered loans	454,602	518,661	560,087	657,525	614,062
Total loans, net of unearned income	$12,971,494	$12,418,973	$12,389,030	$12,147,425	$11,816,904
Mix:
Commercial	24%	23%	24%	23%	23%
Commercial real estate	31	32	31	30	31
Home equity	6	6	6	7	7
Residential real-estate	3	3	3	3	3
Premium finance receivables - commercial	16	16	16	16	15
Premium finance receivables - life insurance	14	14	14	14	14
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1
Total loans, net of unearned income, excluding covered loans	96%	96%	96%	95%	95%
Covered loans	4	4	4	5	5
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances - 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2012	2012
Balance:
Non-interest bearing	$2,450,659	$2,243,440	$2,396,264	$2,162,215	$2,047,715
NOW	2,147,004	2,043,227	2,022,957	1,841,743	1,780,872
Wealth Management deposits (1)	1,083,897	868,119	991,902	979,306	954,319
Money Market	3,037,354	2,879,636	2,761,498	2,596,702	2,335,238
Savings	1,304,619	1,258,682	1,275,012	1,156,466	958,295
Time certificates of deposit	4,342,321	4,669,653	4,980,911	5,111,533	4,981,142
Total deposits	$14,365,854	$13,962,757	$14,428,544	$13,847,965	$13,057,581
Mix:
Non-interest bearing	17%	16%	17%	16%	16%
NOW	15	15	14	13	14
Wealth Management deposits (1)	8	6	7	7	7
Money Market	21	21	19	19	18
Savings	9	9	9	8	7
Time certificates of deposit	30	33	34	37	38
Total deposits	100%	100%	100%	100%	100%

(1)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2012	2012
Net interest income	$136,409	$131,207	$133,285	$133,076	$128,741
Call option income	993	1,639	2,156	2,083	3,114
Net interest income including call option income	$137,402	$132,846	$135,441	$135,159	$131,855
Yield on earning assets	4.04%	3.97%	4.01%	4.18%	4.25%
Rate on interest-bearing liabilities	0.65	0.68	0.74	0.81	0.89
Rate spread	3.39%	3.29%	3.27%	3.37%	3.36%
Net free funds contribution	0.11	0.12	0.13	0.13	0.15
Net interest margin	3.50	3.41	3.40	3.50	3.51
Call option income	0.03	0.04	0.05	0.05	0.08
Net interest margin including call option income	3.53%	3.45%	3.45%	3.55%	3.59%
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income - YTD Trends)

	Six Months Ended June 30,	Years Ended December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Net interest income	$267,616	$521,463	$463,071	$417,564	$314,096
Call option income	2,632	10,476	13,570	2,235	1,998
Net interest income including call option income	$270,248	$531,939	$476,641	$419,799	$316,094
Yield on earning assets	4.00%	4.21%	4.49%	4.80%	5.07%
Rate on interest-bearing liabilities	0.67	0.86	1.23	1.61	2.29
Rate spread	3.33%	3.35%	3.26%	3.19%	2.78%
Net free funds contribution	0.13	0.14	0.16	0.18	0.23
Net interest margin	3.46	3.49	3.42	3.37	3.01
Call option income	0.03	0.07	0.10	0.02	0.02
Net interest margin including call option income	3.49%	3.56%	3.52%	3.39%	3.03%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2013	2013	2012	2012	2012
Liquidity management assets	$2,560,118	$2,797,310	$2,949,034	$2,565,151	$2,781,730
Other earning assets	25,775	24,205	27,482	31,142	30,761
Loans, net of unearned income	12,546,676	12,252,558	12,001,433	11,922,450	11,300,395
Covered loans	491,603	536,284	626,449	597,518	659,783
Total earning assets	$15,624,172	$15,610,357	$15,604,398	$15,116,261	$14,772,669
Allowance for loan and covered loan losses	(126,455)	(125,221)	(135,156)	(138,740)	(134,077)
Cash and due from banks	225,712	217,345	206,914	185,435	152,118
Other assets	1,560,556	1,554,362	1,572,494	1,542,473	1,528,497
Total assets	$17,283,985	$17,256,843	$17,248,650	$16,705,429	$16,319,207
Interest-bearing deposits	$11,766,422	$11,857,400	$11,709,058	$11,261,184	$10,815,018
Federal Home Loan Bank advances	434,572	414,092	414,289	441,445	514,513
Notes payable and other borrowings	273,255	297,151	397,807	426,716	422,146
Secured borrowings - owed to securitization investors	—	—	—	176,904	407,259
Subordinated notes	13,187	15,000	15,000	15,000	23,791
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493
Total interest-bearing liabilities	$12,736,929	$12,833,136	$12,785,647	$12,570,742	$12,432,220
Non-interest bearing deposits	2,379,315	2,290,725	2,314,935	2,092,028	1,993,880
Other liabilities	308,476	314,855	361,244	305,919	197,667
Equity	1,859,265	1,818,127	1,786,824	1,736,740	1,695,440
Total liabilities and shareholders’ equity	$17,283,985	$17,256,843	$17,248,650	$16,705,429	$16,319,207
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Yield earned on:
Liquidity management assets	1.70%	1.50%	1.33%	1.41%	1.69%
Other earning assets	3.13	3.02	2.95	2.83	3.04
Loans, net of unearned income	4.38	4.36	4.45	4.57	4.64
Covered loans	7.40	7.96	8.10	8.25	8.50
Total earning assets	4.04%	3.97%	4.01%	4.18%	4.25%
Rate paid on:
Interest-bearing deposits	0.47%	0.50%	0.55%	0.59%	0.64%
Federal Home Loan Bank advances	2.60	2.71	2.72	2.54	2.24
Notes payable and other borrowings	1.66	1.57	1.57	1.89	2.17
Secured borrowings - owed to securitization investors	—	—	—	1.79	1.72
Subordinated notes	1.58	1.56	1.72	1.75	2.10
Junior subordinated notes	4.98	5.00	5.01	4.91	4.97
Total interest-bearing liabilities	0.65%	0.68%	0.74%	0.81%	0.89%
Interest rate spread	3.39%	3.29%	3.27%	3.37%	3.36%
Net free funds/contribution	0.11	0.12	0.13	0.13	0.15
Net interest income/Net interest margin	3.50%	3.41%	3.40%	3.50%	3.51%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2013	2013	2012	2012	2012
Brokerage	$7,426	$7,267	$6,404	$6,355	$6,396
Trust and asset management	8,466	7,561	7,230	6,897	6,997
Total wealth management	15,892	14,828	13,634	13,252	13,393
Mortgage banking	31,734	30,145	34,702	31,127	25,607
Service charges on deposit accounts	5,035	4,793	4,534	4,235	3,994
Gains on available-for-sale securities, net	2	251	2,561	409	1,109
Fees from covered call options	993	1,639	2,156	2,083	3,114
Gain on bargain purchases, net	—	—	85	6,633	(55)
Trading gains (losses), net	3,260	(435)	(120)	(998)	(928)
Other:
Interest rate swap fees	1,638	2,270	2,178	2,355	2,337
Bank Owned Life Insurance	902	846	686	810	505
Administrative services	832	738	867	825	823
Miscellaneous	3,707	2,304	3,906	2,214	1,036
Total other income	7,079	6,158	7,637	6,204	4,701
Total Non-Interest Income	$63,995	$57,379	$65,189	$62,945	$50,935
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2013	2013	2012	2012	2012
Salaries and employee benefits:
Salaries	$41,671	$41,831	$40,457	$40,173	$37,237
Commissions and bonus	25,143	21,276	23,968	24,041	19,388
Benefits	12,411	14,406	11,715	11,066	11,514
Total salaries and employee benefits	79,225	77,513	76,140	75,280	68,139
Equipment	6,413	6,184	6,468	5,888	5,466
Occupancy, net	8,707	8,853	8,480	8,024	7,728
Data processing	4,358	4,599	4,178	4,103	3,840
Advertising and marketing	2,722	2,040	2,725	2,528	2,179
Professional fees	4,191	3,221	3,158	4,653	3,847
Amortization of other intangible assets	1,164	1,120	1,108	1,078	1,089
FDIC insurance	3,003	3,444	3,039	3,549	3,477
OREO expense (income), net	2,284	(1,620)	5,269	3,808	5,848
Other:
Commissions - 3rd party brokers	1,128	1,233	944	1,106	1,069
Postage	1,464	1,249	1,856	1,120	1,330
Stationery and supplies	887	934	1,095	954	1,035
Miscellaneous	12,641	11,349	15,088	12,457	12,138
Total other expense	16,120	14,765	18,983	15,637	15,572
Total Non-Interest Expense	$128,187	$120,119	$129,548	$124,548	$117,185

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2012	2012
Allowance for loan losses at beginning of period	$110,348	$107,351	$112,287	$111,920	$111,023
Provision for credit losses	15,133	15,367	20,672	18,192	18,394
Other adjustments	(309)	(229)	(289)	(534)	(272)
Reclassification from/(to) allowance for unfunded lending-related commitments	65	(213)	(260)	626	175
Charge-offs:
Commercial	1,093	4,540	9,782	3,315	6,046
Commercial real estate	14,947	3,299	9,084	17,000	9,226
Home equity	1,785	2,397	3,496	1,543	1,732
Residential real estate	517	1,728	2,470	1,027	388
Premium finance receivables - commercial	1,306	1,068	1,284	886	744
Premium finance receivables - life insurance	—	—	13	—	3
Indirect consumer	16	32	64	73	33
Consumer and other	112	97	570	93	51
Total charge-offs	19,776	13,161	26,763	23,937	18,223
Recoveries:
Commercial	268	295	368	349	246
Commercial real estate	584	368	978	5,352	174
Home equity	171	162	43	52	171
Residential real estate	18	5	9	8	3
Premium finance receivables - commercial	279	285	250	191	153
Premium finance receivables - life insurance	—	9	15	15	18
Indirect consumer	17	15	27	25	21
Consumer and other	44	94	14	28	37
Total recoveries	1,381	1,233	1,704	6,020	823
Net charge-offs	(18,395)	(11,928)	(25,059)	(17,917)	(17,400)
Allowance for loan losses at period end	$106,842	$110,348	$107,351	$112,287	$111,920
Allowance for unfunded lending-related commitments at period end	3,563	15,287	14,647	12,627	12,903
Allowance for credit losses at period end	$110,405	$125,635	$121,998	$124,914	$124,823
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.11%	0.61%	1.35%	0.44%	0.91%
Commercial real estate	1.42	0.30	0.86	1.27	1.01
Home equity	0.85	1.17	1.72	0.73	0.76
Residential real estate	0.26	0.93	1.19	0.44	0.20
Premium finance receivables - commercial	0.20	0.16	0.21	0.14	0.14
Premium finance receivables - life insurance	—	—	—	—	—
Indirect consumer	(0.01)	0.09	0.19	0.25	0.07
Consumer and other	0.24	0.01	1.86	0.22	0.05
Total loans, net of unearned income, excluding covered loans	0.59%	0.39%	0.83%	0.60%	0.62%
Net charge-offs as a percentage of the provision for credit losses	121.57%	77.62%	121.22%	98.49%	94.60%
Loans at period-end	$12,516,892	$11,900,312	$11,828,943	$11,489,900	$11,202,842
Allowance for loan losses as a percentage of loans at period end	0.85%	0.93%	0.91%	0.98%	1.00%
Allowance for credit losses as a percentage of loans at period end	0.88%	1.06%	1.03%	1.09%	1.11%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets - 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2012	2012
Loans past due greater than 90 days and still accruing(1):
Commercial	$100	$—	$—	$—	$—
Commercial real-estate	3,263	—	—	—	—
Home equity	25	—	100	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables - commercial	6,671	7,677	10,008	5,533	5,184
Premium finance receivables - life insurance	1,212	2,256	—	—	—
Indirect consumer	217	145	189	215	234
Consumer and other	—	—	32	—	—
Total loans past due greater than 90 days and still accruing	11,488	10,078	10,329	5,748	5,418
Non-accrual loans(2):
Commercial	17,248	18,373	21,737	17,711	30,473
Commercial real-estate	54,825	61,807	49,973	58,461	56,077
Home equity	12,322	14,891	13,423	11,504	10,583
Residential real-estate	10,213	9,606	11,728	15,393	9,387
Premium finance receivables - commercial	13,605	12,068	9,302	7,488	7,404
Premium finance receivables - life insurance	16	20	25	29	—
Indirect consumer	91	95	55	72	132
Consumer and other	1,677	1,695	1,511	1,485	1,446
Total non-accrual loans	109,997	118,555	107,754	112,143	115,502
Total non-performing loans:
Commercial	17,348	18,373	21,737	17,711	30,473
Commercial real-estate	58,088	61,807	49,973	58,461	56,077
Home equity	12,347	14,891	13,523	11,504	10,583
Residential real-estate	10,213	9,606	11,728	15,393	9,387
Premium finance receivables - commercial	20,276	19,745	19,310	13,021	12,588
Premium finance receivables - life insurance	1,228	2,276	25	29	—
Indirect consumer	308	240	244	287	366
Consumer and other	1,677	1,695	1,543	1,485	1,446
Total non-performing loans	$121,485	$128,633	$118,083	$117,891	$120,920
Other real estate owned	46,169	50,593	56,174	61,897	66,532
Other real estate owned - obtained in acquisition	10,856	5,584	6,717	5,480	6,021
Other repossessed assets	1,032	4,315	—	—	—
Total non-performing assets	$179,542	$189,125	$180,974	$185,268	$193,473
TDRs performing under the contractual terms of the loan agreement	93,810	97,122	106,119	128,391	156,590
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.56%	0.64%	0.75%	0.64%	1.14%
Commercial real-estate	1.42	1.55	1.29	1.58	1.53
Home equity	1.63	1.96	1.72	1.42	1.29
Residential real-estate	2.65	2.66	3.19	4.09	2.50
Premium finance receivables - commercial	0.94	0.99	0.97	0.66	0.69
Premium finance receivables - life insurance	0.07	0.13	—	—	—
Indirect consumer	0.48	0.35	0.32	0.37	0.51
Consumer and other	1.56	1.74	1.48	1.36	1.34
Total loans, net of unearned income	0.97%	1.08%	1.00%	1.03%	1.08%
Total non-performing assets as a percentage of total assets	1.02%	1.11%	1.03%	1.09%	1.17%
Allowance for loan losses as a percentage of total non-performing loans	87.95%	85.79%	90.91%	95.25%	92.56%

(1) As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.
(2) Non-accrual loans included TDRs totaling $32.4 million, $19.2 million, $20.4 million, $18.8 million and $15.7 million as of June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively.